AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 16, 2005
                                                     REGISTRATION NO. 333-109119


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                AMENDMENT NO. 10


                                       TO

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         COATES MOTORCYCLE COMPANY, LTD.

          (Exact name of Small Business Issuer as specified in charter)

            Delaware                      3751                56-2333469
-------------------------------     -----------------     -------------------
(State or other jurisdiction of     (Primary SIC No.)      (I.R.S. Employer
 incorporation or organization)                           Identification No.)


                        2100 Highway #34 & Ridgewood Road
                         Wall Township, New Jersey 07719
                                Tel: 732-449-7717
          (Address and telephone number of principal executive offices and principal place of business)

                   Mark D. Goldsmith, Chief Executive Officer
                        2100 Highway #34 & Ridgewood Road
                         Wall Township, New Jersey 07719
                                Tel: 732-449-7717
            (Name, address and telephone number of agent for service)


                  Please send copies of all communications to:

Joseph J. Tomasek, Esq.                  Lawrence B. Fisher, Esq.
75-77 North Bridge Street                Orrick, Herrington & Sutcliffe LLP
Somerville, New Jersey 08876             666 Fifth Avenue
908-429-0030                             New York, New York 10103
                                         212-506-5000
            ---------------------------------------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 16, 2005
                             PRELIMINARY PROSPECTUS
                         COATES MOTORCYCLE COMPANY, LTD.
                        750,000 Units - Minimum Offering
                       2,000,000 Units - Maximum Offering
           EACH UNIT CONSISTING OF TWO SHARES OF COMMON STOCK AND ONE
            REDEEMABLE WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK

   This is the initial public offering of our securities. No public trading market currently exists for our units, common stock or warrants. We are offering 750,000 minimum units and up to 2,000,000 maximum units on a best efforts basis. Each unit consists of two shares of our common stock and one warrant which we will offer for sale at the price of $10.25 per unit. All proceeds from the sale of our units will be deposited into an escrow account with HSBC Bank USA, 452 Fifth Avenue, New York, New York, until we have either sold the minimum 750,000 units or our offering has terminated. Our offering will terminate 90 days after this prospectus is effective, unless we extend the offering for an additional 90 days. If we have not sold at least the minimum 750,000 units and deposited into our escrow account investors' gross proceeds of $7,687,500 by our scheduled or extended offering termination date, all proceeds held in escrow shall be promptly returned to investors without interest. Once we have sold the minimum 750,000 units we will release all proceeds from escrow and conduct an initial closing. We will continue to hold further closings on the units sold in excess of the first 750,000 minimum units until our offering terminates. Each warrant entitles its holder to purchase one share of our common stock at the exercise price of $6.00 at any time after our common shares and warrants begin to trade separately during the five year period after the effective date of this prospectus. Our warrants will only be exercisable if we have an effective registration statement covering the common shares underlying our warrants. We can not assure investors that we will have an effective registration statement in effect at the time they seek to exercise their warrants. Starting six months after this offering becomes effective, we will be able to redeem our warrants at the price of $.25 each, by giving their holders at least 30 days' notice, if, at any time after the closing price of our common stock on the stock exchange where it is traded is no less then $10 per share for 20 consecutive trading days. We have applied to list our common stock and warrants for trading on the American Stock Exchange . Baird, Patrick and Co., Inc. of New York, New York, has agreed to act as the underwriter of our offering on a "best efforts" basis. This means that the underwriter has not committed to buy any of our units but shall use its best efforts to sell our units for us.


PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER ALL OF THE FACTORS SET FORTH IN "RISK FACTORS" COMMENCING ON PAGE 12 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------------------
                                                           SELLING                GROSS PROCEEDS TO
                                      PRICE TO PUBLIC   COMMISSIONS (1)           US BEFORE EXPENSES (2)
--------------------------------------------------------------------------------------------------------
Per Unit                                $10.25                $1.23                    $9.02
--------------------------------------------------------------------------------------------------------
750,000 Units Minimum Offering        $7,687,500 (3)          $922,500                 $6,765,000
--------------------------------------------------------------------------------------------------------
Per Unit
1,250,000 Balance of Units                 $10.25            $0.7134                   $9.5366
in the Offering
--------------------------------------------------------------------------------------------------------
2,000,000 Units Maximum Offering          $20,500,000        $1,814,250                $18,685,750
--------------------------------------------------------------------------------------------------------

(1) We have agreed to pay selling commissions to Baird, Patrick & Co., Inc., our underwriter, equal to 10% for sales of our minimum 750,000 units, plus a 2% non-accountable expense allowance, and 6% for sales of the 1,250,000 balance of our units in our offering, plus a 0.96% non-accountable expense allowance.

(2) Before deducting offering expenses estimated to be $427,310.

(3) All proceeds received in the offering will be held in escrow at HSBC Bank USA, 452 Fifth Avenue, New York, New York, until all of the minimum 750,000 units are sold, at which time we will conduct a closing and release the proceeds from escrow. In the event we have not sold the minimum 750,000 units and deposited gross proceeds of $7,687,500 into escrow before the offering terminates, we will promptly return all proceeds to investors, without interest. The offering shall terminate 90 days following the effectiveness of this prospectus unless we extend the offering for an additional 90 days. Following the closing of the sale of the minimum 750,000 units, we will continue our offering up to the maximum 2,000,000 units or until the offering terminates.

Prospectus dated                   , 2005


               BAIRD, PATRICK & CO., INC.          US EURO SECURITIES, INC.
                                                Manager of European Distribution

                     PAGE TWO: FOLD-OUT PAGE OF PROSPECTUS:


--------------------------------------------------------------------------------
PICTURE OF TWO MOTORCYCLE ENGINE                    PICTURE OF COATES COMPLETED
   CYLINDER HEADS FITTED WITH                         MOTORCYCLE WITH CAPTION,
 COATES SPHERICAL ROTARY VALVES                      "1ST COMPLETED MOTORCYCLE"
          WITH CAPTION,
       "MOTOR CSRV ENGINE"

--------------------------------------------------------------------------------
     PICTURE OF FOUR COATES                         PICTURE OF COATES SPHERICAL
     SPHERICAL ROTARY VALVES                           ROTARY VALVE ENGINE IN
     ON TABLE WITH CAPTION,                            MOTORCYCLE FRAME WITH
      "VALVES CSRV ENGINE"                           CAPTION, "ENGINE IN FRAME"

                    PAGE THREE: FOLD-OUT PAGE OF PROSPECTUS:


     FULL PAGE PHOTOGRAPH OF COATES MOTORCYCLE COMPANY PROTOTYPE MOTORCYCLE

                                TABLE OF CONTENTS

                                  HEADING PAGE


                                                                           Page
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Prospectus Summary                                                            9
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Risk Factors                                                                 12
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Note Regarding Forward-Looking Statements                                    17
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Use of Proceeds                                                              17
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Dividend Policy                                                              19
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Capitalization                                                               19
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Dilution                                                                     20
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Plan of Operations                                                           21
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Business                                                                     22
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Management                                                                   27
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Related Party Transactions                                                   30
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Security Ownership of Certain Beneficial Owners and Management               31
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Description of Securities                                                    32
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Shares Eligible for Future Sales                                             35
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Plan of Distribution                                                         36
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Legal Matters                                                                37
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Experts                                                                      37
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Where you can find more information                                          38
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Index to Financial Statements                                                39
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In this prospectus, the terms "Coates Motorcycle", "we", "us" and "our" refer to Coates Motorcycle Company, Ltd. unless otherwise specified. You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. We are offering to sell our units, and seeking offers to buy our units, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this is delivered or when any sale of our units occurs.

                               PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. It does not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and the financial statements and related notes to those statements included in this prospectus. References to "we", "us", "our" or "Coates Motorcycle" means Coates Motorcycle Company, Ltd. We were incorporated under the laws of the State of Delaware in July, 1995 and we reorganized the capital structure and changed the name of our Company to Coates Motorcycle Company, Ltd. by amending our Delaware certificate of incorporation in March, 2003.

OUR BUSINESS


We are an early-stage company focused on manufacturing, sublicensing and franchising heavy cruiser motorcycles with engines equipped with the Coates Spherical Rotary Valve System, or CSRV System. During the first quarter of 2003, we began active operations as an independent subsidiary of Coates International, Ltd., an SEC reporting technology development company, to further commercialize our heavy motorcycles. We have built and designed three prototype, heavy cruiser motorcycles using this CSRV System. The combustion cylinders' capacity of a motorcycle's engine is measured in cubic centimeters or "cc's", with those exceeding 1600 cc's characterized as "heavy cruiser motorcycles". Our heavy cruiser motorcycles have a cylinder capacity of 1600 cc's. Our prototype cruiser motorcycles have undergone initial emissions tests in June, 2003 and they have been in continuous testing since May, 2005. Compliance and Research Services, Inc., an independent EPA testing facility in Plainfield, New Jersey, is supervising tests on our motorcycles. See "Business" below.



Traditional poppet valve combustion engines use many moving parts to operate the poppet valve system, which includes parts such as the return springs, cam shafts, cam followers, push rods, rocker arms and rocker shafts. Oil must be constantly sprayed on these moving parts in order to cool and lubricate them and thereby facilitate their mechanical movements. The moving parts require energy to operate, wasting energy and reducing the "thermal efficiency" of the engine. As a result, the poppet valve engine increases emissions, increases fuel use, reduces power output and requires mandatory periodic adjustment.



The CSRV System replaces the poppet valves, including the moving parts these valves require to operate. The reduced number of moving parts eliminates the need for oil spray to cool and lubricate the moving parts. The CSRV System replaces the poppet valve and its many moving parts with two moving parts which do not require oil lubrication: one set of spherical rotary valves on a shaft for inlet and another set for exhaust. We believe these rotary valves consume less fuel, reduce the emission of pollutants and increase the power output and thermal efficiency of the engine.


We hope to be a participant in the worldwide market for motorcycles which produced over $32 billion in sales for more than 100 million vehicles in calendar year 2002. The Fredonia Group Report estimates that this market will grow to over $46 billion and increase to almost 130 million vehicles by 2007. We believe that our new heavy cruiser motorcycles utilizing the CSRV System in their engines will be able to compete with other similar heavy cruiser motorcycles currently available in the market.

OUR STRATEGY

Our business plan is comprised of four operational and marketing goals:

o We plan to manufacture, assemble and sell our heavy cruiser motorcycle to customers from our New Jersey facility, focusing on customers located in the Eastern United States.


o We intend to offer sublicenses for our CSRV motorcycle technology to original equipment manufacturers.

o We intend to establish a marketing program by establishing relationships with existing dealerships to sell our heavy cruiser motorcycle engines, incorporating the CSRV System to the road and racing market as well as in the retrofit after-market.


OUR OFFICES


Our principal offices are located at c/o Coates International, Ltd. 2100 Highway #34 & Ridgewood Road,


Wall Township, New Jersey 07719, (732) 449-7717.

                                  THE OFFERING


Securities offered by us. . . . . . . . . . . . . . . . . . Minimum 750,000 units
                                                            Maximum 2,000,000 units.
                                                            Each unit consists of
                                                            two shares of common
                                                            stock and one warrant.
                                                            Our common shares and
                                                            warrants will trade
                                                            separately.
Terms of Warrants...........................................Each Warrant entitles the holder to acquire one
                                                            share of Common Stock at
                                                            an exercise price of
                                                            $6 per share anytime after
                                                            our shares and warrants
                                                            begin to trade separately
                                                            during the 5 year period
                                                            following the effective
                                                            date of this prospectus.
                                                            Our warrants will only be
                                                            exercisable if we have an
                                                            effective registration
                                                            statement covering the
                                                            common shares underlying
                                                            our warrants. We cannot
                                                            assure investors that we
                                                            will have an effective
                                                            registration statement in
                                                            effect at the time they
                                                            seek to exercise their
                                                            warrants. Starting six
                                                            months after this offering
                                                            becomes effective, we will
                                                            be able to redeem our
                                                            warrants at the price of
                                                            $.25 each, by giving their
                                                            holders at least 30 days'
                                                            notice, if, at any time
                                                            after the closing price of
                                                            our common stock on the
                                                            stock exchange where it is
                                                            traded is no less then $10
                                                            per share for 20
                                                            consecutive trading days.
                                                            See "Description of
                                                            Securities".

Securities outstanding Prior to the Offering (1)

     Common Stock (2)...................................... 12,073,000 shares.

     Series A Preferred Stock.............................. 468,118 shares.

Securities Outstanding After the Offering


     Common Stock (2)..................................... 14,323,000 shares with
     Minimum 750,000 Units Sold                            the warrants exercised.


     Common Stock (2).......................................18,073,000 shares with
     Maximum 2,000,000 Units Sold                           the warrants exercised.

     Series A Preferred Stock...............................468,118 shares.

Use of proceeds.........................................    The proceeds of this
                                                            offering will be used for
                                                            obtaining office and
                                                            warehouse space; obtaining
                                                            component parts to
                                                            assemble our
                                                            motorcycles; to
                                                            implement our strategic
                                                            marketing and
                                                            commercialization plan;
                                                            to recruit and hire
                                                            additional employees; and
                                                            for working capital and
                                                            general corporate
                                                            purposes.

Risk Factors.....................................           Investors should read
                                                            and
                                                            consider the information
                                                            set forth in the "Risk
                                                            Factors" section
                                                            beginning at page 12
                                                            of this prospectus before
                                                            investing in this offering

American Stock Exchange symbols, Common Stock......................        [______]
                                     Warrants..........            [      ]


(1) The information above excludes 100,000 shares subject to outstanding warrants issued to a consultant and 375,000 shares subject to outstanding stock options which are not currently exercisable. See "Stock Options" below.

(2) The information above also excludes 93,624 common shares into which all the outstanding 468,118 Series A Senior Convertible Preferred Stock may be presently converted.

Unless we tell you otherwise, the information in this prospectus reflects the automatic dividend of 1,500,000 shares of our common stock by Coates International to its stockholders on a one-for-approximately 29.871 basis upon the closing of this offering.


Our principal executive offices are located at 2100 Highway #34 & Ridgewood Road, Wall Township, New Jersey 07719. Our telephone number is (732) 449-7717.

                          SUMMARY FINANCIAL INFORMATION


                                         PERIOD FROM
                                   COMMENCEMENT OF BUSINESS     FOR THE FISCAL                FOR THE THREE
                                   OPERATIONS (MARCH 18, 2003)    YEAR ENDED                     MONTHS ENDED
                                   THROUGH DECEMBER 31, 2003    DECEMBER 31, 2004               MARCH 31,2005
                                                                                               (UNAUDITED)

        STATEMENTS OF OPERATIONS DATA:
Revenues...................................$ -                $     -                         $       -
Operating expenses..........................  350,153             344,249                          72,069
                                             ---------          ----------                      ----------
Loss from operation......................... (350,153)          (344,249)                         (72,069)
Interest income ............................      105                  5                                1
Interest expense . . . . . . . . .                 0             (23,240)                               0
Net income (loss)........................... (350,048)          (367,484)                         (72,418)
Basic net income (loss) per share...........    (0.07)             (0.03)                           (0.01)
Shares used in calculating basic
 net income (loss) per share................ 5,071,943         $10,835,929                     $ 12,050,000
                                            ----------------  -------------                  ---------------


The following table sets forth summary financial data derived from our financial statements. This data should be read in conjunction with our financial statements, related notes and other financial information included in this prospectus.

BALANCE SHEET DATA               AS OF DECEMBER 31,2003       AS OF DECEMBER 31, 2004      AS OF MARCH 31,
                                                                                                  2005
                                                                                                (UNAUDITED)
                                -----------------------       -------------------------    ---------------------
                            ACTUAL:
Total Assets:............................... $212,926          $    383,384                   $   405,280
Total Liabilities:.......................... $181,380          $    224,425                   $   318,739
                                                               -------- -------            --------- --------
Total Stockholders' Equity (Deficit):.......  $31,546          $    158,959                   $    86,541

                                  RISK FACTORS


Any investment in our securities involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our securities. If any of the following risks actually occurs, our business, results of operations and financial condition would likely suffer. In these circumstances, you might lose all or part of the money you paid to buy our securities.


RISKS RELATED TO OUR BUSINESS


You may lose your entire investment in our securities .

An investment in our securities is highly speculative and may result in the loss of your entire investment. Only potential investors who are experienced investors in high risk investments and who can afford to lose their entire investment should consider an investment in us.

We are an early stage company that has a limited operating history and no significant manufacturing, assembly, marketing or sales experience; if we can not successfully operate our business you could lose your entire investment.

We were incorporated in March 1995 and commenced business operations in March of 2003. Accordingly, we have a limited operating history and although we have designed, and constructed three operational prototype motorcycles incorporating our CSRV System, we do not have any significant motorcycle manufacturing, assembly, marketing or sales experience upon which investors may evaluate our business plan and prospects. You should evaluate the likelihood of financial and operational success in light of the significant uncertainties and complexities present in an early-stage company, many of which are beyond our control, including, without limitation:


o our potential inability to manufacture, distribute, market and sell our product; and


o the significant investment required to achieve our commercialization, marketing and sales objectives.


Our operations have been limited to organizing and staffing our company and acquiring, securing and developing the CSRV System. These operations provide a limited basis for you to assess our ability to commercialize our product candidate and the advisability of investing in us.


We continue to suffer financial losses in our business and you may never realize any return on your investment if we continue to suffer losses.


Since we began operations in March, 2003, we have and may continue to suffer financial losses. We have incurred substantial operating losses since our inception, which has resulted in an accumulated deficit of approximately $763,171 as of March 31, 2005. We have financed our operations primarily through loans from related parties and from our directors. Our expense levels are high and our revenues are difficult to predict. We anticipate incurring additional losses until we achieve revenues either through the sale of our motorcycle product or through licensing of our technology. See "Financial Statements" in this prospectus below.


We may never achieve or sustain profitability and you may lose your entire investment.

We have never been profitable and we may not achieve profitability in the foreseeable future, if at all. Our ability to earn profits in the future will depend upon a number of factors, including, without limitation:

o start-up costs relating to the assembly, sale and marketing of our heavy cruiser motorcycle;

o     general and administrative costs relating to our operations; and

o     the ability of our heavy cruiser motorcycle to compete in the marketplace.

There is no assurance that we will be able to operate profitably in the future. Because we will ultimately need to operate profitably or sell our operations, our failure to generate profits from operations could harm our ability to continue operations in the long term.


We intend to manufacture, assemble and sell one product, our heavy cruiser motorcycle, and market sublicenses for our CSRV System technology; if we are not successful with this product or our sublicense marketing efforts, we will have no other products or technology to sell and our business will fail.

If our heavy cruiser motorcycle is not successfully commercialized or our CSRV System technology successfully marketed, we may not reach profitability and you may lose your entire investment. We have concentrated our efforts primarily on the development of our heavy cruiser motorcycle and accessories. We will be dependent to a significant extent upon acceptance of this product to generate additional revenues. We cannot assure you that our heavy cruiser motorcycle and accessories will be successfully commercialized. We cannot assure you that our competitors will not succeed in developing or marketing technologies and products that are more commercially attractive than our heavy cruiser motorcycle and our CSRV System. See "Plan of Operations" below.


The cost of our heavy cruiser motorcycles may deter sales and our sublicense marketing efforts may not succeed, we may not reach profitability and you may lose your entire investment.

Our heavy cruiser motorcycles may not be competitively priced compared to retail prices for conventional motorcycles. We expect to sell our heavy cruiser motorcycles at prices between $20,000 and $25,000, a range significantly higher than for conventional heavy cruiser motorcycles. This significant difference in pricing may deter potential purchasers from buying our motorcycles. Motorcycle manufacturers and engine assemblers may decide that the cost of a sublicense for our CSRV System technology is not necessary or too expensive. The higher cost of the product may deter sales, sublicenses may not be sold, we may not reach profitability and you may lose your entire investment.

We have a limited manufacturing history with our heavy cruiser motorcycles. In order to be successful, we will need to manufacture and assemble a large number of our motorcycles and succeed in selling sublicenses for our technology. If we cannot scale up our production or hire and train sufficient personnel, we will not be able to sell the quantity of motorcycles necessary to sustain our business and you could lose your investment.


We have limited experience with the manufacture and assembly of our heavy cruiser motorcycle in the volumes that will be necessary for use to generate significant revenues from the sale of our motorcycles. We may encounter difficulties in scaling up our production or in hiring and training additional personnel to manufacture our motorcycles. Interruptions in supply or other production problems could prevent us from achieving our production schedule. See "Business" below.


We may experience product recalls and product liability. If product liability claims exceed our insurance policy limits we would be forced to sell some or all of our assets, in which case you could lose your investment.

Any of our products may be subject to recall for unforeseen reasons. Our CSRV System technology in our motorcycle engines is largely untested. As a result, we face a risk of exposure to product liability, errors and omissions or other claims in the event that the use of our heavy cruiser motorcycles, accessories or other future potential products is alleged to have resulted in injury and there can be no assurance that we will avoid significant liability.

We do not currently maintain product liability insurance. We anticipate purchasing and obtaining product liability insurance covering our heavy cruiser motorcycles in the approximate amount of $10,000,000 with the proceeds from this offering. Our heavy cruiser motorcycles are intended to be high performance units. As a result they will be subject to stresses which may increase our product liability risks. If one or more accidents occur and we are sued, our proposed $10,000,000 product liability insurance coverage may not be sufficient to cover and pay for all such claims. In the event we were found liable for such claims and we did not have sufficient product liability insurance to cover all of such claims, our liability could wipe out our total assets.

Our heavy cruiser motorcycle will compete for customers against well known motorcycles in the market. If we cannot attract these customers to buy our motorcycle, our business will suffer and you could lose your investment.

We will have to compete in the areas of price and performance with heavy cruiser motorcycle products already well-established in the marketplace. The high-performance motorcycle domestic market is intensely competitive, currently dominated by Harley Davidson. In addition, expected competition in the heavy motorcycle market may also come from such recognizable brands as BMW, Honda, Suzuki, Kawasaki and Yamaha. The U.S. motorcycle market is characterized by frequent introductions of new or enhanced motorcycles, price competition, continued emergence of new industry standards, and regulatory developments. All of our potential competitors have well-established and long operating histories, substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and an established customer base. As a result, these competitors may be able to devote much greater resources to the development, promotion, sale and support of their motorcycle products than we will be able to devote. Competitors with an established customer base will have a competitive advantage over us when selling their heavy motorcycle products to such customers. We may not be able to successfully market and sell our heavy cruiser motorcycle product and successfully compete for customers in our market. See "Competition" below.

Our motorcycle product must undergo extensive emissions and safety tests. While our prototype motorcycles have passed initial emissions and safety tests to date under the 2005 Environmental Protection Agency ("EPA") standards, we cannot provide investors any assurances that our final commercial motorcycles will successfully pass all of these continuing tests under the 2005 EPA standards or under the 2006-2008 EPA standards. If our motorcycle product fails to pass any of these applicable and continuing tests we may not be able to distribute, market or sell our product.


Federal, state and local authorities have various environmental control requirements relating to air, water and noise pollution that will impact our business and operations. We will endeavor to ensure that our facilities and motorcycle products will comply with all applicable environmental regulations and standards. We can give no assurances to investors that our motorcycles will comply with any of these environmental and safety laws, rules and regulations, in which case we may not be able to distribute, market or sell our product.


Our motorcycles will be subject to certification by the EPA for compliance with applicable emissions and noise standards and, if sold in California, they will be subject to the State of California Air Resources Board and its more stringent emissions standards. In addition to regulation by the United States, emission standards are becoming universally more rigorous and we will need to continue to incur development and production costs related to motorcycle emissions and noise for the foreseeable future.

As an anticipated manufacturer of motorcycle products, we will be subject to the National Traffic and Motor Vehicle Safety Act, which is administered by the National Highway Traffic Safety Administration ("NHTSA"). We will have to certify to NHTSA that our motorcycle products comply fully with all applicable federal motor vehicle safety standards and related regulations.


To the extent the laws change, or if we introduce new products in the future, some or all of our motorcycle products may not comply with applicable federal, state or local laws. Compliance could be burdensome, time consuming, and expensive. See, "Government Regulations" below.

If our license and sublicense rights are terminated, or if the intellectual property rights relating to the CSRV System cannot be protected, we may not be able to manufacture and sell our product.

We rely on patent and technology licenses and sublicenses from The Coates Trust, George Coates, Gregory Coates and Coates International, Ltd. relating to the CSRV System. If such licenses and sublicenses are terminated, we may not be able to manufacture and sell our product. The patents licensed to us include both design patents and utility patents and pending applications (including provisional applications) that have not yet been issued. We cannot assure you that the intellectual property (including patents) licensed to us will not be challenged, invalidated or circumvented, or that the rights granted under such licensed patents or other intellectual property will provide competitive advantages to us.

We also rely on trade secrets and new technologies to maintain our competitive position. Although we have entered into confidentiality agreements with our employees and consultants, we cannot be certain the others will not gain access to these trade secrets. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets. See "Strategic Agreements" below.

We may be exposed to liability for infringing intellectual property rights of other companies the cost of which could decrease the value of your investment.


Our success will, in part, depend on our ability to obtain additional trademarks and patents and to operate without infringing on the proprietary rights of others. We may not be able to do this successfully. Although we have conducted searches and are not aware of any patents and trademarks which our products or their use might infringe, we can not be certain that infringement has not or will not occur. We could incur substantial costs in defending any patent or trademark infringement suits or in asserting any patent or trademark rights against another party.

We have not performed any motorcycle market studies and if our motorcycles can not attract customers we would continue to suffer losses and you could lose your entire investment.


We have not performed any motorcycle market studies to determine whether our motorcycle product will be accepted in the marketplace. Investors should be aware that we cannot provide any assurances that we will be able to successfully sell our motorcycle product in any marketplace.

MANAGEMENT RISK FACTORS
The Coates family will have the ability to influence our affairs which may not be in the best interests of our Company and shareholders.

George J. Coates and Gregory G. Coates collectively own approximately 83.5% of the shares of Coates International. Coates International currently owns 3,558,000 shares of our common stock and 362,200 shares of our preferred stock convertible into 72,440 shares of our common stock. We issued Coates International the 3,558,000 common shares as consideration for an exclusive sublicense, covering the patent and technology rights over the CSRV System in North America, South America and Central America. We issued the preferred shares to Coates International as a payment in satisfaction of our approximate $362,200 debt obligation to it. This aggregate 3,630,440 of our shares (assuming the conversion of the preferred stock) currently represents approximately 30% of our outstanding shares and will be reduced to approximately 15% if we succeed in placing all 750,000 minimum units and Coates International distributes 1,500,000 shares it owns of our common stock as a dividend, and to approximately 12% if we succeed in selling all 2,000,000 units in our offering and Coates International completes its dividend distribution of 1,500,000 of our shares to its shareholders. As long as Coates International owns a significant minority ownership interest in our shares, the Coates family will be able to exert influence over our affairs which may not be in the best interests of our Company and shareholders. The Independent Trustee of the Coates Family Voting Trust will have the voting power to control our affairs and may make decisions that could not benefit all shareholders equally.

The Independent Trustee of the Coates Family Voting Trust will have the voting power to control our affairs and may make decisions that could not benefit all shareholders equally.

We issued 2,500,000 initial shares of our common stock to members of the Coates family in exchange for a non-exclusive license and an additional 5,924,000 shares of our common stock for the exclusive license, covering their patent and technology rights over the CSRV System in the rest of the world not covered by our sublicense with Coates International. The aggregate 8,431,500 shares owned by the Coates family were transferred on February 15, 2005 to the Coates Family Voting Trust whose independent trustee controls the voting power over these shares. Accordingly, the Coates Family Voting Trust's shares currently represent approximately 70% of our outstanding shares and will be reduced to approximately 61% if we succeed in placing all 750,000 minimum units, and to approximately 52% if we succeed in selling all 2,000,000 units in our offering As long as the Coates Family Voting Trust owns a majority of our shares, the independent trustee will be able to exercise control over our matters and the election of members to our Board of Directors. In exercising its control over our business and corporate affairs, the independent trustee of the Coates Family Voting Trust may make decisions or take actions that would not necessarily benefit all shareholders equally. See "Security Ownership of Certain Beneficial Owners and Management" below.


OFFERING RISK FACTORS


If we do not maintain an effective registration statement covering the shares underlying the warrants offered in our units, or comply with applicable state securities laws, you may not be able to exercise the warrants.

In order for you to exercise the warrants, the shares of common stock underlying them must be covered by an effective registration statement and, if the issuance of shares is not exempt under state securities laws, must be properly registered with state securities regulators. At present, we plan to maintain an effective registration statement when the warrants are exercised and, to the extent that the underlying shares do not qualify for one or more exemptions under state securities laws, we intend to register the shares with the relevant authorities. However, we cannot assure that state exemptions will be available, the state authorities will permit us to register the underlying shares, or that an effective registration statement will be in place at all relevant time(s). These factors may limit your ability to exercise the warrants and lower the prices that can be obtained from reselling the warrants.

The warrants may be redeemed on short notice.

Beginning six months from the effective date of the offering, we may redeem the warrants for $0.25 per warrant on 30 days notice at any time after the closing price for our stock, as reported on its principal trading market, has, for any twenty consecutive trading days, equaled or exceeded $10. If we give notice of redemption, you will be forced to sell or exercise your warrants or accept the redemption price. The notice of redemption could come at a time when, under your personal circumstances, it is not advisable or possible for you to exercise the warrants or a current prospectus or exemption does not exist for you to resell them.

No trading market exists and may never develop for our units, common stock or warrants and you may not be able to sell our securities.


Neither our units, common shares or warrants are listed for trading on any stock exchange. Although we have applied to list our common stock and warrants for trading on the American Stock Exchange, we may not qualify for such listing. Investors, therefore, may be unable to sell their units, shares or warrants. Even if our common stock and warrants were to qualify for such listing and begin trading, we cannot provide any assurances that a stable and liquid trading market will develop for them, or if such a trading market were to develop, whether it could be sustained. You may not be able to sell your shares quickly or at the market price if trading in our units is not active.


You will experience immediate and substantial dilution.


At March 31, 2005 we had a pro forma net tangible book value of $86,541 or a $.01 per outstanding share of the then outstanding common shares. Purchasers of our units will be paying an effective purchase price of $5.00 per share of common stock and will suffer an immediate substantial dilution based upon the difference between their per share purchase price and the adjusted per share net book value of the common stock after the offering of $4.53 per share, or 91%, in the event we sell the minimum 750,000 units, or $3.86 per share, or approximately 77%, in the event we sell the maximum 2,000,000 units in our offering. Furthermore, we have the right to issue additional common shares to employees, management, directors, advisors and consultants for services rendered and for other proper corporate purposes. In the event we issue additional common shares, your percentage ownership in us will be further reduced. In addition, such further stock issuances will reduce your voting power as a shareholder. See "Dilution" below.


Future sales of our common stock may depress our stock price thereby decreasing the value of your investment.


The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock. There will be an aggregate of 16,047,500 shares of common stock outstanding immediately after this offering if all of the maximum 2,000,000 units are sold. All of the shares of common stock sold in the offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates," as defined in Rule 144 of the Securities Act. The remaining shares of our common stock outstanding will be "restricted securities" as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exceptions under the Securities Act.


We do not intend to pay cash dividends on our common stock.

We intend to retain any future earnings to finance the growth and development of our business and we do not plan to pay cash dividends on our common stock in the foreseeable future.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. Forward-looking statements relate to future events or to our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "expect," "plan," "anticipate," "could," "believe," "estimate," "predict," "potential" or similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including factors more fully described in the "Risk Factors" section and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events or results. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

                                 USE OF PROCEEDS

We will deposit into escrow all of the proceeds from the sale of our units until we have sold the minimum 750,000 units in this offering, at which time we will release the gross proceeds of $7,687,500 from escrow and conduct an initial closing. We will promptly return all proceeds to investors without interest if we do not sell all of the minimum 750,000 units before our offering terminates. Our offering will terminate 90 days after this prospectus becomes effective unless we extend the offering for an additional 90 days. Following the sale of the minimum 750,000 units, we will continue to offer units for sale until we have sold the maximum 2,000,000 units or until the offering terminates. Members of our management will not purchase any securities in our offering, whether to assist in reaching the minimum or otherwise.


 The following tables show how we estimate we will use the proceeds from our offering if we succeed in raising net proceeds of (1) the sale of all 2,000,000 units of our offering, (2) the sale of 1,500,000 units of our offering, (3) the sale of 1,000,000 units of our offering, and (4) the sale of the minimum 750,000 units of our offering. Investors should be aware that there is no assurance as to the amount to be raised in this offering beyond the minimum. We currently anticipate that we will use the net proceeds as follows:

I. Assuming the sale of 2,000,000 units, or 100% of our offering:

------------------------------------------------------------------------ ------------------------ --------------------
                                                                         AMOUNT                       PERCENTAGE
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
1.  Offering Costs                                                       $   427,310                     2.08%
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
2.  Sales Commission                                                       1,814,250                     8.85
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
3.  Product Assembly and Commercialization                                 6,400,000                   31.22
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
4.  Plant, Property and Equipment                                          3,700,000                   18.05
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
5.  General and Administrative                                             1,150,000                     5.61
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
6.  Officers Compensation (1)                                                 300,000                    1.46
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
7.  Employee Medical Plan                                                       50,000                    .24
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
8.  Sales and Marketing                                                    1,000,000                    4.88
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
9.  Research and Development                                                  750,000                   3.66
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
10.  Working Capital, General Corporate and Insurance (2 )                 4,908,440                  23.94
------------------------------------------------------------------------ ------------------------ --------------------

II. Assuming the sale of 1,500,000 units, or 75% of our offering:
------------------------------------------------------------------------ ------------------------ --------------------
                                                                         AMOUNT                       PERCENTAGE
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
1.  Offering Costs                                                       $   427,310                     2.78%
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
2.  Sales Commission                                                       1,457,550                     9.48
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
3.  Product Assembly and Commercialization                                 4,732,500                   30.78
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
4.  Plant, Property and Equipment                                          3,700,000                   24.07
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
5.  General and Administrative                                                900,000                   5.85
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
6.  Officers Compensation (1)                                                 300,000                   1.95
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
7.  Employee Medical Plan                                                       50,000                    .33
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
8.  Sales and Marketing                                                       750,000                   4.88
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
9.  Research and Development                                                  500,000                   3.25
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
10.  Working Capital, General Corporate and Insurance (2 )                 2,557,640                   16.64
------------------------------------------------------------------------ ------------------------ --------------------

III. Assuming the sale of 1,000,000 units, or 50% of our offering:

------------------------------------------------------------------------ ------------------------ --------------------
                                                                         AMOUNT                       PERCENTAGE
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
1.  Offering Costs                                                       $   427,310                      4.17%
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
2.  Sales Commission                                                       1,100,850                    10.74
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
3.  Product Assembly and Commercialization                                 4,175,000                    40.73
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
4.  Plant, Property and Equipment                                             800,000                     7.80
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
5.  General and Administrative                                                350,000                     3.41
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
6.  Officers Compensation (1)                                                 300,000                     2.93
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
7.  Employee Medical Plan                                                       50,000                      .49
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
8.  Sales and Marketing                                                       600,000                     5.85
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
9.  Research and Development                                                  150,000                     1.46
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
10.  Working Capital, General Corporate and Insurance (2 )                 2,296,840                    22.41
------------------------------------------------------------------------ ------------------------ --------------------


IV. Assuming the sale of the minimum 750,000 units, or 37.5% of our offering:
------------------------------------------------------------------------ ------------------------ --------------------
                                                                         AMOUNT                       PERCENTAGE
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
1.  Offering Costs                                                       $   427,310                     5.56%
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
2.  Sales Commission                                                          922,500                   12.00
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
3.  Product Assembly and Commercialization                                 2,220,000                    28.88
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
4.  Plant, Property and Equipment                                          1,000,000                    13.01
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
5.  General and Administrative                                                150,000                     1.95
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
6.  Officers Compensation (1)                                                 300,000                     3.90
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
7.  Employee Medical Plan                                                       50,000                      .65
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
8.  Sales and Marketing                                                       400,000                       5.2
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
9.  Research and Development                                                  150,000                     1.95
------------------------------------------------------------------------ ------------------------ --------------------
------------------------------------------------------------------------ ------------------------ --------------------
10.  Working Capital, General Corporate and Insurance (2 )                 2,067,690                   26.90
------------------------------------------------------------------------ ------------------------ --------------------

(1) Includes employment salary of $150,000 and annual car allowance of $12,000 for Mark Goldsmith, our President, estimated annual salary of between $125,000 and $138,000, including an annual car allowance of $6,000 for our chief financial officer who we expect to hire upon the closing of our minimum offering. See "MANAGEMENT", below.

(2 ) Included in the working capital figures above are proceeds we may use to purchase additional component parts for our product, to hire additional employees, to conduct our sales and marketing campaign, to purchase product liability and other insurance and to further operate and grow our business. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the growth of our business.

Coates International loaned us operating funds over the last two years of approximately $345,000 which, together with accrued interest of approximately $17,325 at December 31, 2004, represented an approximate debt of $362,200. Similarly, an unrelated third party loaned us $100,000 in 2003 which, at December 31, 2004, represented total outstanding principal and accrued interest of $105,918. Coates International and the unrelated third party agreed to accept shares of our preferred stock in full payment and satisfaction of our debts at December 31, 2004. See, "Preferred Stock" and "Financial Statements" below.

Three of our directors have loaned us cash in the aggregate of $175,000 for which loans we issued corporate promissory notes that are due and payable at various times during calendar year 2006.


Until we use the net proceeds of this offering for the above purposes, we intend to invest funds in short-term investment grade, interest-bearing securities. We cannot predict whether the proceeds invested will yield a favorable return.

We anticipate that the net proceeds derived from the sale of the minimum 750,000 units of this offering will be sufficient to fund our operations and capital requirements for the next 12 months. However, if our marketing plans are not successful or we are unable to acquire customers for our motorcycle product in a cost-effective manner, we may need to raise additional funds. Further, we cannot assure you that such funds will not be expended earlier due to unanticipated changes in economic conditions or other circumstances that we cannot foresee. In the event our plans change or our assumptions change or prove to be inaccurate, we could be required to seek additional financing sooner than currently anticipated. Prior to expenditure, the net proceeds will be invested in short-term interest-bearing securities, money market funds or marketable securities.

DIVIDEND POLICY

We have never declared or paid any cash dividend on any of our securities. We intend to retain future earnings, if any, to finance our business operations. We do not expect to pay any cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the board may deem relevant.

CAPITALIZATION


The following table sets forth our capitalization as of March 31, 2005:


o On an actual basis;

o On a pro forma basis to reflect our sale of a minimum of 1,500,000 shares and a maximum of 4,000,000 shares of common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the following table in conjunction with the section captioned "Plan of Operation" of this prospectus and our financial statements and the notes to those included at the end of this prospectus.

                                                                As of MARCH 31, 2005
                                                             ACTUAL                            PRO FORMA
                                                             ------      ----------            ---------
                                                                   (in thousands, except per share data)
                                                                                         MINIMUM        MAXIMUM
Stockholders' equity:

    Common stock, $0.001 par value, 50,000,000 shares authorized, 12,050,000 shares issued and outstanding, at March 31, 2005, and; 50,000,000 shares authorized, 13,550,000 minimum, and 16,050,000 maximum shares
      issued and outstanding, pro forma;............            12                           14             16

    Preferred stock, $0.001 par value, 10,000,000 shares authorized, 468,118 shares issued and outstanding, actual; 468,118
      issued and outstanding, pro forma;............           1                              1              1

Additional paid-in capital..........................         837                          7,173          19,090

Accumulated deficit.................................        (763)                          (763)          (763)
                                                             ----                         ------         -------
     Total stockholders' equity (deficit).........            87                           6,424          18,345
                                                             ----                         ------         -------
       Total capitalization.........................          87                           6,424          18,345
                                                             ====                         ======         =======


The number of shares of common stock to be outstanding after this offering is based on the pro forma number of shares outstanding as of March 31, 2005 . This information excludes 100,000 shares issuable upon exercise of outstanding warrants issued to a consultant, and 375,000 shares issuable upon exercise of outstanding stock options not currently exercisable.

                                    DILUTION


Our net tangible book value as of March 31, 2005 was approximately $86,541, or $0.01 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by 12,050,000 shares of common stock outstanding on a as of March 31, 2005


"Dilution" per share to new investors in this offering represents the difference between the amount per share paid by new investors for a share of our common stock and the as adjusted, net tangible book value per common share immediately following our offering. Set forth below, we have provided information to new investors, assuming the successful sale of our units at various levels. In these calculations, we have counted two shares per unit but have not included any of the warrants included in the units.* Accordingly, after giving effect to the sale of 750,000 units, 1,000,000 units, 1,500,000 units and 2,000,000 units in our offering and the use of the net proceeds derived from their sale, the as adjusted, net tangible book value of our common stock at March 31, 2005 would have been 6,424,231 or $ $.47 per share at the 750,000 units sale level; $8,808,381 or $.63 per share at the 1,000,000 units sale level; 13,576,681 or
$.90 per share at the 1,500,000 units sale level, and; $18,344,981 or $1.14 per share at the 2,000,000 units sale level, respectively. Although these calculations show an immediate increase in the pro forma net tangible book value per common share of $.46, $.62, $.89 and $1.13, respectively, they also disclose the immediate dilution per common share purchased by new investors of $4.53 , $4.37 $4.10 and $3.86, respectively.

The following tables illustrate the per share effect of this dilution on the common shares purchased by new investors in this offering at the various unit sales levels on a March 31, 2005 pro forma basis:

                                                    ASSUMING 1,500,000      ASSUMING 2,000,000
                                                       SHARES SOLD             SHARES SOLD
                                                   ------------------      ------------------
Initial public offering price...................          $5.00                    $5.00
   Net tangible book value per share
   As of March 31, 2005                                      .01                     .01
Increase in net tangible book value
   Per share attributable to new investors......             .46                   $0.62
                                                       ------------                --------
As adjusted net tangible book value.............        $   0.47                  $ 0.63
                                                       ------------                ---------
Dilution per share to new investors.............        $   4.53                  $ 4.37
                                                       ------------               ---------
Dilution Percentage per share to new investors..             91%                     87%
                                                       ------------               ---------

                                                   ASSUMING 3,000,000      ASSUMING 4,000,000
                                                       SHARES SOLD             SHARES SOLD
                                                   ------------------      ------------------
Initial public offering price...................           $5.00                   $5.00
     Net tangible book value per share
     As of March 31, 2005                                   0.01                   $0.01
Increase in net tangible book value
   Per share attributable to new investors......             .89                   $1.13
                                                         --------                --------
As adjusted net tangible book value.............            0.90                   $1.14
                                                         ---------               ---------
Dilution per share to new investors.............         $  4.10                   $3.86
                                                         ---------               ---------
Dilution Percentage per share to new investors..              82%                    77%
                                                         ---------               ---------


* The warrants included in the units are exercisable at $6.00 per share.

                               PLAN OF OPERATIONS

BUSINESS STRATEGY


We are an early-stage company focused on manufacturing heavy cruiser motorcycles with engines equipped with the Coates Spherical Rotary Valve, or CSRV System and sublicensing our technology. We were incorporated in 1995, but had no business activities or operations and none of our capital stock was issued until March 2003. During the first quarter of 2003, we began active operations as an independent subsidiary of Coates International, an SEC reporting, technology development company to further commercialize our motorcycle technology and products. Coates International, Ltd. is a Delaware company organized in 1991 by George J. Coates. During the past 15 years, Coates International has researched and developed the CSRV System. George J. Coates was instrumental in the design and construction of our prototype motorcycles.

We have an exclusive sublicense from Coates International, with the right to sublicense and franchise, to make, use, sell and otherwise dispose to others, motorcycle engines utilizing the CSRV System in the countries and their territories comprising North America, Central America and South America. In exchange for this exclusive sublicense, we issued 3,558,000 shares of our common stock to Coates International.

We have an exclusive license from the Coates Trust, George Coates and Gregory Coates, with the right to sublicense and franchise, to make, use, sell and otherwise dispose to others, motorcycle engines and motorcycles utilizing the CSRV System in the entire world outside of North America, Central America and South America. In exchange for this exclusive license, we issued 8,424,000 shares of our common stock to the licensors.

We have incurred operating losses since our inception and have generated no revenue from product sales. We incurred losses from operations of approximately $766,471 through March 31, 2005. Since we commenced operations, we have incurred an accumulated net loss attributable to our common stockholders of approximately $763,171 through March 31, 2005. Historically, we operated as a division of Coates International, which provided us with office space, industry expertise, financial support and certain administrative assistance to us. As we continue to grow our operations and segregate our operations from those of Coates International, we anticipate that these expenses will increase.

Since we began our business activities in March 2003 and through March 31, 2005 we have spent approximately $233,465 on the research and development of our product. Over the past 12 years, Coates International has devoted substantial time and financial resources to the research, development, design and construction of the CSRV System.

In order to implement our operations and marketing goals, we must successfully complete the testing of our motorcycle, and then commence assembly and marketing of our motorcycles. We have completed the design and construction of three prototype motorcycles. Our motorcycles have been subjected to tailpipe emissions tests at Compliance and Research Services, Inc., an independent testing facility located in Plainfield, New Jersey in June, 2003 and have been in continuous testing since May, 2005. To date, our motorcycles have passed the applicable 2005 EPA standards during initial testing. In order to sell our motorcycle product in the current 2005 calendar year, we must complete and satisfy the applicable 2005 federal emissions and durability test standards and receive certification. Based upon our motorcycles' preliminary test results, the EPA approved a reduced durability protocol for our 2005 requirements, from the 15,000/30,000 kilometer standard to 4,000 kilometers. We plan to have our motorcycles undergo the 4,000 kilometer durability and emissions tests , including fuel economy and all necessary safety certifications required by the DOT during the third or fourth quarter of 2005. We expect, therefore, to receive EPA certification permitting us to sell our motorcycles in 2005 this year. Following the completion of the 4,000 kilometer testing protocol to satisfy 2005 emission standards, Compliance and Research Services will continue the testing of our motorcycle through the 15,000/30,000 kilometer durability requirement to meet the applicable 2006 through 2008 testing standards.

We plan to continue to test our prototype motorcycles at the EPA independent facility and expect to also complete the tests for the 2006 through 2008 emission standards in the third or fourth quarter of 2005. There is no assurance such tests will be completed in this timeframe.

If our motorcycle is successful in passing emissions and durability testing under the 2005 applicable standards, we are targeting delivery of our motorcycle products to customers during the fourth quarter of 2005. Following the consummation of this offering, we intend to purchase components and parts for the assembly of approximately 100 motorcycles. We have plans to initially assemble and market 100 of our new heavy cruiser motorcycles within 12 months of this offering at retail prices between $20,000 and $25,000 each.
We have in the past utilized funds loaned to us by George J. Coates to finalize the design and construction of our two prototype heavy cruiser motorcycles. Through March 4, 2004, Mr. Coates had provided us with $236,594 in funding on a revolving term loan basis. On March 4, 2004, George Coates forgave these loans.

We have also obtained a revolving credit note from Coates International in the amount of $100,000. Interest on the outstanding principal balance accrued at the prime rate during the loan period on an annual basis. The note was due on demand. The outstanding principal balance at December 31, 2004 was approximately $362,200. Coates International agreed to accept shares of our preferred stock in full payment and satisfaction of this debt obligation. See "Preferred Stock" and "Financial Statements" below.

We have also obtained a revolving credit note from a related company, Coates Precision Engineering Ltd., in the amount of $10,000. Interest on the outstanding principal balance accrued at the prime rate during the loan period on an annual basis. The note was due on demand. The outstanding principal balance on this note as of June 25, 2004, was approximately $550 and has been paid. On October 23, 2003, we borrowed $100,000 from an unrelated party pursuant to the terms of a promissory note we issued. This promissory note accrued interest at the rate of five percent and was due and payable by us on October 24, 2004 and, as of December 31, 2004, the outstanding principal balance and accrued interest due was approximately $105,918. The unrelated third party agreed to accept shares of our preferred stock in full payment and satisfaction of this debt obligation. See "Preferred Stock" and "Financial Statements" below.

Upon the sale of the minimum units in this offering, we will receive net proceeds of approximately $6.0 million. We believe these proceeds will be sufficient to fund our operations for the next twelve months.


                                    BUSINESS

OVERVIEW


We are an early-stage company focused on manufacturing, sublicensing and franchising heavy cruiser motorcycles with engines equipped with the Coates Spherical Rotary Valve System, or CSRV System. We were incorporated in 1995, but had no business activities or operations and none of our capital stock was issued until March 2003. During the first quarter of 2003, we began active operations as an independent subsidiary of Coates International, a technology development company, to further commercialize our heavy motorcycles.

We have an exclusive sublicense from Coates International with the right to sublicense and franchise, to make, use, sell and otherwise dispose to others, motorcycle engines utilizing the CSRV System in the countries and their territories comprising North America, Central America and South America. In exchange for this exclusive sublicense, we issued 3,558,000 shares of our common stock to Coates International.

We have an exclusive license from the Coates Trust, George Coates and Gregory Coates with the right to sublicense and franchise, to make, use, sell and otherwise dispose to others, motorcycle engines utilizing the CSRV System in the entire world outside of North America, Central America and South America. In exchange for this exclusive license, we issued 8,424,000 shares of our common stock to the licensors. In February, 2005, the licensors transferred these shares to the Coates Family Voting Trust.

TRADITIONAL MOTORCYCLE ENGINE TECHNOLOGIES

Traditional motorcycles utilize "poppet valves" in conventional combustion engines. The poppet valves protrude into the engine cylinder or combustion chamber. The standard poppet valve engine uses mushroom-shaped valves, which are spring loaded and are opened by the force of the lobes of a camshaft, which uses push rods or cam followers to open the valves and the valves have an up and down reciprocating motion to open and close the valves for intake and exhaust. The valve closing is activated by a spring, which returns the valve to the closed position. They protrude into the combustion chamber and open approximately 8 millimeters to allow the fuel and air mixture into the combustion chamber. After the compression and combustion strokes the exhaust valve opens and the piston expels the spent gas from the cylinder. The four cycles are repeated thousands of times per minute.

Traditional poppet valve combustion engines use many moving parts to operate the engine, which includes parts such as the return springs, cam shafts, cam followers, push rods, rocker arms, rocker shafts, etc. All of these moving parts must be constantly sprayed with engine oil for cooling and lubrication purposes. All these moving parts require energy to operate, wasting energy and reducing the thermal efficiency of the engine. As a result, the poppet valve engine does not maximize fuel efficiency or power output and emits more pollutants than engines designed with fewer moving parts.

THE CSRV SYSTEM


The CSRV System replaces the poppet valves, including the moving parts these valves require to operate. The reduced number of moving parts eliminates need for oil spray to cool and lubricate the moving parts. The CSRV System replaces the poppet valve and its many moving parts with two moving parts which do not require oil lubrication: one set of spherical rotary valves on a shaft for inlet and another set for exhaust. We believe these rotary valves consume less fuel, lower emission of pollutants and increase power output and thermal efficiency. Heavy motorcycles or heavyweight motorcycles are those which have engine displacement of 1600 "cc's" or more. The abbreviation "cc" refers to the volume of an engine's combustion cylinders in cubic centimeters. Motorcycle engines with engine volumes in excess of 1600 cubic centimeters are characterized as heavy cruiser motorcycles.


Over the past 12 years, Coates International has devoted substantial time and financial resources to the research, development, design and construction of the CSRV System. The CSRV System differs from the conventional poppet valve system currently used in almost all piston driven automotive, motorcycle and marine engines, by changing the method by which the air and fuel mixture is delivered to the engine cylinder as well as the method of expelling the exhaust gases after the mixture is ignited.


Unlike the poppet valve which protrudes into the engine cylinder, the CSRV System utilizes spherical valves which do not protrude into the cylinder but rotate in a cavity formed between a two piece cylinder head. As a result of employing fewer moving parts as compared to the poppet valve and not protruding into the engine cylinder, we believe that the CSRV System will promote less engine wear and will require less lubrication over the life of the engine. In addition, because the CSRV System does not employ parts which protrude into the engine cylinder, it is designed with larger openings into the cylinder than conventional poppet valves so that more fuel and air mixture can be inducted into and expelled from the engine cylinder in a shorter period of time using the CSRV System, leading to an ability to operate the engine faster and an ability to utilize higher compression ratios with lower combustion chamber temperatures. We believe that as a result, engines modified with the CSRV System will produce more power than similar engines utilizing the poppet valve system. The CSRV System operates on ceramic carbon bearings and seals, the seals and sealing mechanism being activated by variations in combustion chamber pressure. This results in less friction in the engine, generating greater output with less wear on the engine.

EPA TESTING AND CERTIFICATION

We have completed the design phase of our initial line of heavy cruiser motorcycles and are now preparing for manufacturing and distribution. An essential step and integral part of this process is the testing of our motorcycles for drivability, durability and compliance with all (50) states and EPA standards and limits for exhaust emissions. The tests must be performed at an independent test facility, recognized by the EPA. We have begun the required testing and expect to complete the testing protocol to determine if our motorcycles comply with the applicable 2005 and then the 2006 through 2008, EPA emissions and durability standards. In the event our motorcycle passes these tests, we would be permitted to begin our motorcycle sales and distribution program as a "small volume" manufacturer of motorcycles and motorcycle engines.

On May 26, 2005, the EPA approved a reduced 4,000 kilometer durability testing protocol instead of the standard 15,000/30,000 kilometer testing protocol for our 2005 motorcycles. In the event we successfully pass the 2005 EPA emissions and durability standards, we would be able to begin marketing our 2005 model heavy cruiser motorcycles in 2005.


MARKET OPPORTUNITY


During each year of the period 1998 through 2002 sales of heavy motorcycles in the United States have increased. We hope to be a participant in the worldwide market for motorcycles which the Fredonia Group Report estimates was over $32 billion in sales for more than 100 million vehicles in calendar year 2002. The Fredonia Group Report estimates this market to grow to over $46 billion U.S. and increase to almost 130 million vehicles by 2007. The motorcycle industry is currently undergoing a technology transition driven by a confluence of factors, the strongest of these is related to exhaust emissions regulation. It includes the phase-out of two stroke engines and significantly more stringent emission standards which we believe provides us with a vast potential market for our products and large revenue streams for licenses and royalties for our motorcycle engines with our advanced spherical rotary valve technology.

OUR PRODUCT

THE COATES HEAVY CRUISER MODEL MOTORCYCLE


We intend to initially construct a heavy cruiser motorcycle with a V-Twin CSRV System design, four stroke, air cooled 1600 cc's engine, equipped with disc brakes and incorporating the CSRV System. We believe that our new heavy cruiser motorcycle utilizing the CSRV System in its engine will be able to compete with other similar heavy motorcycles currently available in the market. Our heavy cruiser motorcycle, equipped with a new engine, utilizing the CSRV System, has the potential to produce high performance, fuel efficiency and durability.

We have completed the construction of three prototype heavy cruiser motorcycles, utilizing the CSRV System. In June 2003, our first motorcycle underwent an initial tailpipe emissions test at Compliance and Research Services, Inc., "C&R Testing", a motor vehicle testing facility located in Plainfield , New Jersey In May, 2005, our motorcycle began a continuous emissions testing protocol at C&R Testing. Our motorcycle must successfully pass the 2005 applicable EPA emissions standards. Based upon preliminary testing results, C&R Testing obtained approval from the EPA to "reduced testing" for our 2005 motorcycle, resulting in the reduction of the testing cycle from 15,000/30,000 kilometers to 4,000 kilometers, with full durability testing for our 2006 models to continue once the 4,000 kilometer benchmark is achieved. We anticipate that our motorcycles will continue further testing in order to comply with these applicable emissions regulations.

We have purchased parts and equipment to construct another 10 motorcycles. We plan to assemble and then test each of these motorcycles in the next several months. Following the successful completion of applicable emissions testing and the certification of our motorcycle components meeting applicable safety regulations, we plan to sell these 10 motorcycles to customers who have already placed orders and, in some cases, placed a cash deposit with us for the purchase of our motorcycles. We currently have received 10 orders from customers to purchase our motorcycles.


OUR STRATEGY


We believe that our heavy cruiser motorcycle will successfully compete with other motorcycle products in the domestic market. We initially intend to manufacture and assemble one motorcycle product, our heavy cruiser motorcycle with a 1,600 cc's engine utilizing the CSRV System. Our business plan is comprised of four operational and marketing goals:


o We plan to manufacture, assemble and sell our heavy cruiser motorcycle to customers from our New Jersey facility, focusing on customers located in the Eastern United States.

o We intend to offer sublicenses for our motorcycle, including our engine design and the CSRV System adapted to this application to original equipment manufacturers.


o We intend to establish a marketing program by establishing relationships with existing dealerships to sell our heavy cruiser motorcycle engines, incorporating the CSRV System in the road and racing market as well as in the retrofit after-market.


SALES AND MARKETING STRATEGY


We intend to market our heavy cruiser motorcycle product by direct advertising in the print media, primarily magazines and newspapers devoted to the motorcycle customer. We have not performed any marketing studies to assess the potential marketability of our heavy cruiser motorcycle product and do not intend to do so. We believe that because of its special features, including its design and utilization of the CSRV System, our heavy cruiser motorcycle will be attractive to customers nationwide; however, we can give investors no assurances that we can attract customers with our new product and its features. We expect the retail price for our heavy cruiser motorcycle to be slightly higher than other heavy motorcycles, in the price range between $20,000 to $25,000 . We estimate that the costs to produce approximately 100 heavy cruiser motorcycle products, including the costs for manufacture, parts, and labor assembly, will be approximately $12,500 per motorcycle. Accordingly, we believe that we can manufacture, assemble and sell approximately 100 of our new heavy cruiser motorcycles with approximately $6.4 million of the net proceeds received from the sale of the minimum 750,000 units this offering within twelve months from funding.

STRATEGIC AGREEMENTS

SUBLICENSE AGREEMENT


In a sublicense agreement entered into on April 30, 2003 (as amended on March 5, 2004), we received an exclusive sublicense from Coates International, Ltd., with the right to sublicense and franchise, to make, use and sell our motorcycle engines utilizing the CSRV System in the countries and their territories comprising North America, Central America and South America. We also received a non-exclusive license to use CSRV valve seals solely for the manufacture of the CSRV System for incorporation into motorcycle engines throughout the same territory. Coates International holds an exclusive license from George J. Coates and his son, Gregory G. Coates, to manufacture, sell and grant sublicenses with respect to products based on the Coates patents, including those sublicensed to us in North America, Central America and South America.


The duration of the sublicense agreement is until the expiration of the last to expire patent that is licensed unless the agreement is terminated earlier pursuant to its termination provisions. Early termination by Coates International, Ltd. could occur if we commit a material breach of any provision of the sublicense agreement and the breach is not cured within thirty days, or if we enter bankruptcy, become insolvent, or any similar event occurs to us.

In exchange for the rights granted under the sublicense agreement, we issued 3,558,000 shares of our common stock to Coates International, representing more than 50% of our outstanding shares. Also, under this sublicense agreement, we are obligated to pay Coates International a royalty of $25.00 per each 1000 cc for each CSRV System motorcycle engine sold by us in the relevant territory.

We also agreed to obligate all our sublicensees to whom we sublicense the CSRV System patents and technology under this sublicense agreement to pay Coates International a royalty of $25.00 per each 1,000 cc for each motorcycle engine they manufacture.

We also agreed to utilize our best efforts to register 1,500,000 shares in this prospectus on behalf of Coates International to accommodate the distribution of these shares to the shareholders of Coates International as a stock dividend.

LICENSE AGREEMENT

In a license agreement entered into on April 30, 2003 (as amended on March 5, 2004), we received an exclusive license from the Coates Trust, George J. Coates and Gregory G. Coates, with the right to sublicense and franchise, to make, use, sell and otherwise dispose to others motorcycle engines utilizing the CSRV System, in all the countries of the world except those in North America, Central America and South America. We also received a non-exclusive license to use CSRV valve seals solely for the manufacture of the CSRV System for incorporation into motorcycle engines throughout the same territory.

The duration of the license agreement is until the expiration of the last to expire patent that is licensed unless the agreement is terminated earlier pursuant to its termination provisions. Early termination by the licensors could occur if we commit a material breach of any provision of the sublicense agreement and the breach is not cured within thirty days, or if we enter bankruptcy, become insolvent, or any similar event occurs to us.


In exchange for this exclusive license, we issued to George J. Coates, Gregory
G. Coates and the Coates Family Trust an aggregate of 8,424,000 shares of our common stock. In February, 2005, all of these shares were transferred to the Coates Family Voting Trust under the control of an independent and unrelated trustee.


Also, under this license agreement, we are obligated to pay the licensors a royalty of $25.00 per each 1000 cc for each CSRV System motorcycle engine sold by us in the relevant territory.

We also agreed to obligate all our sublicensees to whom we sublicense the CSRV System patents and technology under this license agreement to pay the licensors a royalty of $25.00 per each 1,000 cc for each motorcycle engine they manufacture.

COMPETITION


The Motorcycle Industry Council estimates the United States market for heavy motorcycles during 2002 was dominated by Harley-Davidson (approximately 48%), Honda (approximately 20%), Suzuki (approximately 10%) with BMW, Kawasaki, Yamaha and others controlling the rest of this marketplace.


All of our potential competitors have well-established and long operating histories, substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and an established customer base. As a result, these competitors will be able to devote much greater resources to the development, promotion, sale and support of their motorcycle products than we will be able to devote. Competitors with an established customer base will have a competitive advantage over us when selling their heavy motorcycle products to such customers.

INTELLECTUAL PROPERTY

Our sublicense and license provide us with the right to utilize all existing patents and future enhancements, whether patentable or not, covering the CSRV System until the expiration of the last to expire patent unless the sublicense and/or license are terminated earlier according to their terms.

Our goal is to have our licensors and sublicensors obtain, maintain and enforce patent protection for our products, formulations, processes, methods and other proprietary technologies. It is also our goal to preserve our trade secrets, and operate without infringing on the proprietary rights of other parties, both in the United States and in other countries. Our policy is to actively seek to have our licensors and sublicensors obtain, where appropriate, the broadest intellectual property protection possible for our product candidates, proprietary information and proprietary technology through a combination of contractual arrangements and patents, both in the United States and elsewhere in the world.

We currently have licenses or sublicenses to 12 U.S. patents and a number of foreign counterpart patents and patent applications. We have licensed these U.S. patents and their foreign counterparts from Coates International with respect to North America, South America and Central America and from the Coates Trust, George Coates and Gregory Coates with respect to the rest of the world.


The term of a patent is typically 20 years from filing date, subject to any statutory extension. If any application contains a specific reference to an earlier filed application or applications, the term of the patent is 20 years from the date on which the earliest application was filed, subject to any statutory extension. In the United States, for applications filed prior to June 8, 1995, the term of a patent is the longer of 17 years from the date of grant of the patent and 20 years from the earliest effective U.S. filing date of the application. Because the time from filing to issuance of engineering patent applications often takes several years, patent protection, if any, on patented engineering technologies, such as our products, may be substantially less than the 20 year or 17 years periods referenced above.


We also depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as that of our advisors, consultants and other contractors, none of which is patentable. To help protect our proprietary know-how that is not patentable, and for inventions for which patents may be difficult to enforce, we rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we require all employees, consultants, advisors and certain other contractors to enter into confidentiality agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. Additionally, these confidentiality agreements require that our employees, consultants and advisors do not bring to us, or use without proper authorization, any third party's proprietary technology.

GOVERNMENT REGULATIONS

Our motorcycle engine utilizing the CSRV System will be subject to extensive environmental laws, rules and regulations that impose standards for emissions and safety. In order for our heavy cruiser motorcycle product to be sold in the United States, it must meet certain emissions regulations promulgated by the United States Environmental Protection Agency, or EPA. In addition, certain parts of our motorcycle, designated as the safety components such as brake hoses, the brake system, tires and lights, must be individually certified as in compliance with applicable Federal Motor Vehicle Safety Standards and Regulations to the United States National Highway Transportation and Safety Administration, or DOT.

The EPA is charged with overseeing compliance with applicable emissions standards. We must submit an application to the EPA certifying that our motorcycle engine is in compliance with applicable emissions standards. The independent firm of Compliance and Research Services, Inc. of Plainfield , New Jersey ("C&R Testing") will test our motorcycle to establish that its emissions are in compliance with the applicable emission threshold standards for the year of production as well as during the "useful life" of the motorcycle. As per federal regulations, the useful life of motorcycles having an engine of 280 cc's or larger is 15,000/30,000 kilometers. The "15,000/30,000 kilometer" standard means that generally, the EPA permits an engine's emissions and durability testing to actually endure for only 15,000 kilometers and the results achieved at this point are permitted to be extrapolated out to the 30,000 kilometer limit.

We have commenced the testing of our prototype motorcycles at C&R Testing. In June, 2003, our motorcycle underwent initial emissions testing and achieved positive results. In May, 2005, our motorcycles began a regular and continuous testing protocol at C&R Testing. Based upon these tests of our motorcycle, C&R Testing applied to the EPA for a reduced testing protocol for our 2005 motorcycle products, which was approved by the EPA in May, 2005. As a result, our motorcycles will be tested to determine compliance with the 2005 EPA emissions and durability standards over a reduced protocol of 4,000 kilometers instead of the customary 15,000/30,000 kilometer requirement.

Beginning in 2006 and continuing through 2008, our heavy cruiser motorcycles will be required to achieve more stringent emissions standards. These emissions standards include the normal protocol that includes four durability tests run over the 15,000/30,000 kilometers standard. We expect C&R Testing to complete the emission tests on our prototype motorcycles during the third or fourth quarter of 2005. Assuming our motorcycle engine meets these EPA emission standards, C&R Testing will submit our application for us to the EPA also during the third or fourth quarter of 2005 for certification that we are in compliance with these emission standards. The EPA will review our application for certification, make comments, ask questions and upon full review, either approve or deny our application for certification. Based upon our initial test results, described above, we believe that emissions from our prototype motorcycle engines will comply with the 2006 - 2008 EPA standards, however, we cannot assure investors that such clearance will be obtained. With the exception of the State of California, the motor vehicle emissions standards of the remaining 49 states conform to the EPA emission standards. Following successful testing and compliance with EPA emission standards, we intend to test our motorcycle engine under the applicable emission standards, rules and regulations of the State of California. The State of California, in addition to its more strict emission standards, will subject our motorcycle to additional evaporative emission standards and durability requirements.

The DOT is responsible for overseeing the safety of motor vehicles, including motorcycles. We must certify to the DOT that all of our motorcycle's safety components comply with applicable federal safety standards. Since all of the components of our motorcycle are currently available on the open market, they have been previously certified by the DOT.

We estimate that the cost and expense to complete the required emissions testing under the 2005 and the new 2006 through 2008 EPA standards and DOT certifications will be approximately $100,000 .


FACILITIES


We are currently utilizing several offices and approximately 5,000 square feet of assembly space at the business premises of Coates International, our affiliate, rent free. Following our offering, we will either continue to utilize the offices and assembly space of our affiliate or relocate to other available business premises.


LEGAL PROCEEDINGS

The Company is not a party to any pending legal proceeding.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.


In the beginning of 2005, we restructured our management and Board of Directors. We hired Mark D. Goldsmith to serve as our President, Chief Executive Officer and, until we retain a full-time executive to serve in this role following closing of our offering, our interim Chief Financial Officer. In connection with our restructuring, George and Gregory Coates resigned as officers and directors and we appointed Dr. Frank J. Adipietro and Mr. Walter S. Zahn to serve on our Board of Directors, replacing our former directors, Messrs. Robert McLean, Jeffrey England and John Fager. Our current officers and directors are:

             Name                 Age                    Position
-------------------------     -----------        -------------------------------
Mark D. Goldsmith                  62            President, Chief Executive
                                                 Officer, Interim Chief
                                                 Financial Officer and Director

Shirley Naidel(1)                  68            Controller

Frank J. Adipietro, Jr., M.D.(2)   47            Director

Walter S. Zahn                     72            Director

Richard W. Evans (2)               73            Director

(1) Shirley Naidel. Ms. Naidel has agreed to serve as our interim Controller until we have identified and employed a full-time Chief Financial Officer and commenced her service with us on March 5, 2004. Ms. Naidel currently is the part-time Controller for Coates International and has been employed in that capacity since June, 1996. We will hire a permanent Chief Financial Officer following the successful sale of the minimum shares in this offering. (2) Members of Audit Committee

Mark Goldsmith, age 62. Prior to joining our Company in February, 2005, Mr. Goldsmith worked in the securities industry in various managerial and supervisory capacities, beginning in 1973. In 1973, Mr. Goldsmith was named Vice President in charge of internal auditing and accounting for MKI Securities Inc., a New York Stock Exchange member, a position he held until 1979 when he took the position of Treasurer and Chief Financial Officer with Muller & Company, Inc., a New York Stock Exchange member firm. Mr. Goldsmith served in these positions until 1988. In 1988, Mr. Goldsmith left Muller & Company, Inc. when it was sold and became Senior Vice President of Sales with Moore, Schley, Cameron & Co., Inc., a New York Stock Exchange member firm, in which position he managed certain accounts of high net worth individuals through 1991. From 1991 through 1995, Mr. Goldsmith served as a Senior Vice President in charge of investment banking and syndication with Stuart Coleman & Co., Inc., a New York Stock Exchange member firm.

During the period 1996 through 1998, Mr. Goldsmith served as Executive Vice President, supervising investment banking and syndication, with Northeast Securities, Inc., a registered NASD broker-dealer in Garden City, New York. Following this period, Mr. Goldsmith served as a Securities Principal with the firm of Paul L. Forchheimer & Co., Inc., an American Stock Exchange associate member firm, until 2000 when he became President of Adolph, Komorsky & Co., Inc., a registered NASD broker-dealer in Tarrytown, New York. Mr. Goldsmith served in this capacity until October, 2001 when Adolph, Komorsky & Co., Inc. was merged into another securities brokerage firm.

In January 2002 Mr. Goldsmith became a financial consultant, initially, with the NASD member firm, MH Meyerson & Co., Inc., a public company, and shortly thereafter was appointed the Chief Financial Officer of this firm. In January, 2004, Mr. Goldsmith left to become a Managing Director of Chapman Spira & Carson LLC, an investment banking and consulting firm in New York City.

During his tenure at MH Meyerson & Co., Inc. the firm was found to be in violation of Rule 15c3-1 and Section 15(c) of the Securities Exchange Act of 1934, the "net capital rule" on three separate occasions with respect to certain of the firm's periodic reports filed with the Securities and Exchange Commission and the NASD that contained material misstatements. By reason of the foregoing, it was alleged that Mr. Goldsmith violated NASD Conduct Rules. Without admitting or denying the NASD allegations and for the purpose of settling this matter, on December 4, 2004 Mr. Goldsmith entered into a settlement with NASD providing for a four month NASD member suspension and a fine of $10,000, payable only upon Mr. Goldsmith's re-registration with the NASD. Mr. Goldsmith is currently eligible to re-register an NASD firm if he chooses to do so. Mr. Goldsmith attended Pace University in New York.

Frank Joseph Adipietro, Jr., M.D., Age 47. Appointed to our Board in April, 2005, Dr. Adipietro is a member of the Board of Trustees and the Chairman of the Department of Anesthesia and Interventional Pain Management at Eastern Long Island Hospital in Greenport, New York, positions he has held since 1999 and 1998, respectively. Dr. Adipietro received his BA degree from New York University in 1979 and his MD degree in 1983 from the Downstate Medical School of New York.

Walter S. Zahn, Age 72. Walter Zahn is a retired engineer who worked for 21 years with NYNEX Telecommunications. Since his retirement in 1988 Mr. Zahn has been the President of a Florida-based architectural landscaping firm and since December, 2000, Mr. Zahn has served as an executive officer of several homeowner associations. Mr. Zahn received his B.S. degree in Electrical Engineering from the Polytechnic Institute of Brooklyn in 1967 and served in the United States Army Reserve.

Richard W. Evans, age 73. Dr. Evans was appointed as a Director in March 2004. Dr. Evans holds an ED.D. from Rutgers University. He retired from his administrative position as Supervisor of the Highland Park, New Jersey school system in June, 1996. Dr. Evans has also served as a director of Coates International since 1997.

Chief Financial Officer. We have negotiated a preliminary agreement with Barry
C. Kaye to serve as our Chief Financial Officer subject to our successful closing on the 750,000 minimum units and the execution of a mutually acceptable employment agreement. Mr. Kaye is a Certified Public Accountant in both New York and New Jersey. From 2004 to 2005, Mr. Kaye served as Corporate Controller of Development Corporation for Israel. He was the Vice President, Finance & Operations for Alliance Corner Distributors, Inc. from 2003 to 2004. From 1999 to 2003, Barry was an Executive Business Consultant with BCK Business Consulting. From 1987 to 1999, he served as Group Vice President, Finance at Sharp Electronics Corporation;. From 1976 to 1987, Mr. Kaye was a Senior Audit Manager for Arthur Andersen & Co. He is a member of the American Institute of Certified Public Accountants as well as a member of the New York and New Jersey State Societies of Certified Public Accountants. Mr. Kaye received his B.S. Degree in Accounting from Brooklyn College.

Our Board of Directors has determined that Dr. Richard Evans, a member of our Audit Committee, is qualified to be the Audit Committee Financial Expert as defined by Item 401(e)(2) of Regulation S-B serving on our audit committee. The directors have determined that Dr. Frank Adipietro, Mr. Walter Zahn and Dr. Richard Evans are independent, as that term is used in Item 7(d)(3)(iv) of
Schedule 14A under the Securities Exchange Act. We do not have a compensation or a nominating committee and all of those functions are performed by our Board of Directors.


DIRECTOR AND OFFICER COMPENSATION


Except for Mark Goldsmith who has an employment agreement that will pay him $150,000 per year plus a car allowance, none of our officers or directors received compensation in excess of $100,000 at any time during the current or prior three years. We have engaged Mark Goldsmith to work as our full-time President and Chief Executive Officer pursuant to the terms of an employment agreement. Mr. Goldsmith has also agreed to serve as our interim Chief Financial Officer until we have engaged a full-time CFO following the closing of our offering. None of our independent directors has received any compensation for services rendered to us except, we issued a non-qualified stock option to our director, Richard Evans for past services rendered to us. See "Stock Options".


EMPLOYMENT AGREEMENTS


We have entered into an employment agreement which was restated in June, 2005, with Mark D. Goldsmith, our President and Chief Executive Officer. Under the terms of our agreement with Mark D. Goldsmith, we have appointed him as our President and Chief Executive Officer, pay him a base salary of $150,000 per year and provide him with medical plan coverage, an automobile allowance and participation in our employee benefit plans as we may adopt them from time to time. We also issued two stock option awards to Mr. Goldsmith pursuant to his employment agreement. The first grant permits him to purchase 200,000 shares of our stock at the exercise price of $.01 per share, exercisable by Mr. Goldsmith during the 5-year period commencing upon the earlier date of (a) the first anniversary date of the closing of our offering, or (b) February 15, 2007. In order to exercise this stock option, Mr. Goldsmith must at the time be a full-time employee of the Company, unless he is terminated without Cause or leaves the Company for Good Reason as such terms are defined in the employment agreement, in which cases he need not be a full-time employee of the Company to exercise this stock option. The second stock option grant, also a nonqualified stock option, permits Mr. Goldsmith to purchase 100,000 shares of our common stock over a 3-year period at the exercise price of $5.00 per share. We may terminate the employment agreement on his death, for a disability that prevents him from attending to his duties for sixty continuous days or 90 days during any 12 month period, if he commits a material breach of his contract or for Cause. However, if we terminate the agreement for any reason other than for Cause following the first year of employment, we would be obligated to pay him a severance payment consisting of all salary payable to him through the end of the term of the agreement. The agreement contains standard confidentiality and non-compete provisions, requiring Mr. Goldsmith to devote his full-time to his duties under the agreement.

2004 STOCK INCENTIVE PLAN

On March 5, 2004, our directors and shareholders adopted our 2004 Stock Incentive Plan. Pursuant to the terms of the plan, we can issue stock grants, stock options, stock appreciation rights and any combination of these rights to employees, officers, directors or consultants. We have 450,000 common shares reserved for issuance under this plan. The plan permits us to grant stock awards, which may be deferred, both incentive and nonqualified stock options as well as stock appreciation rights, either alone or in tandem with another award. The plan will be administered by a compensation committee, to be appointed by the board of directors, or in the absence of this committee, by our board of directors.


STOCK OPTIONS

2004 Stock Incentive Plan

      The following table sets forth stock options granted during 2005 pursuant to the Company's 2004 Stock Incentive Plan, to executive officers, certain other employees with highest remuneration, directors, and beneficial owners of more than 10 percent of any class of equity securities of the Company:

--------------------------------------------------------------------------------
                   Number of Common     % of Total Options
                   Shares Underlying    Granted to Employees  Exercise  Expiration
Name               Options Granted      and Directors in FY  Price ($/Sh.)   Date
--------------------------------------------------------------------------------
Mark D. Goldsmith (1)  200,000                61.54%          $0.01  February,2012
President,
CEO
                       100,000                30.77%          $5.00  February,2013

Richard Evans (2)
Director                25,000                 7.69%          $5.00   June, 2010

(1) Pursuant to the terms of his employment agreement, Mr. Goldsmith received an aggregate 300,000 stock options, all of which are nonqualified stock options.

(2) Mr. Evans received the stock options for services rendered to the Company and are non-qualified stock options, exercisable at $5 per share over a five year period commencing upon grant.

Non-Plan Stock Options

      The following table sets forth stock options granted during 2005 pursuant to special grants made by the Board of Directors of the Company and not granted under the Company's 2004 Stock Incentive Plan or under the terms of any other stock option plan, to executive officers, certain other employees with highest remuneration, directors, and beneficial owners of more than 10 percent of any class of equity securities of the Company:



--------------------------------------------------------------------------------
                   Number of Common     % of Total Options
                   Shares Underlying    Granted to Employees Exercise   Expiration
Name               Options Granted      and Directors in FY Price ($/Sh.)   Date
The Coates Family (1)
Voting Trust            75,000                100%          $0.01    June,2010

By resolution of the Company's Board of Directors, we granted a non-qualified stock option to purchase 75,000 shares of our common stock to the Coates Family Voting Trust in consideration of the technical support services rendered to the Company by George J. Coates. These options are exercisable during the five year period commencing upon the latter date of (i) December 31, 2005 or (ii) our receipt of certification by the EPA of our motorcycle for the emissions and durability standards applicable for 2006 through 2008.


LIMITATION OF LIABILITY AND INDEMNIFICATION

Our certificate of incorporation limits the liability of directors to the maximum extent permitted by the Delaware General Corporation Law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

o any breach of their duty of loyalty to the corporation or its stockholders;

o acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

o unlawful payments of dividends or unlawful stock repurchases or redemptions; or

o any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws provide that we must indemnify our directors and executive officers to the fullest extent permitted under the Delaware General Corporation Law and may indemnify our other officers, employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether the bylaws would permit indemnification. Prior to the consummation of the offering, we will obtain an insurance policy covering directors and officers for claims they may otherwise be required to pay or for which we are required to indemnify them.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

                           RELATED PARTY TRANSACTIONS

We have in the past utilized funds loaned to us by George J. Coates to finalize the design and construction of our two prototype heavy cruiser motorcycles. Through March 4, 2004, Mr. Coates had provided us with $236,594 in funding on a revolving term loan basis. On March 4, 2004, George Coates forgave these loan amounts.

On April 30, 2003, we received an exclusive sublicense from Coates International to make, use and sell motorcycles utilizing the CSRV System in the countries and their territories comprising North America, Central America and South America. In exchange for this exclusive sublicense, we issued 2,558,000 shares of our common stock to Coates International which at that time represented more than 50% of our equity shares. In addition, the terms of this exclusive sublicense included an anti-dilution right, providing Coates International with the right to continue to own in excess of 50% of our common stock at all times during the term of the sublicense. This anti-dilution right guaranteed that Coates International would be our majority and controlling shareholder throughout the sublicense period. On March 5, 2004, we amended our sublicense with Coates International, terminating the anti-dilution right we gave it in the sublicense and issued to it an additional 1,000,000 shares of our common stock. We amended our sublicense to remove the anti-dilution right so as to make the ownership of our shares more attractive to potential investors in this offering.

On April 30, 2003, we also entered into a non-exclusive license agreement with the Coates Trust, George J. Coates and Gregory G. Coates to use and sell (not make or manufacture) motorcycles employing the CSRV System in all the countries of the world except in North America, Central America and South America. In exchange for this non-exclusive license, we issued to George J. Coates, Gregory
G. Coates and the Coates Family Trust an aggregate of 2,500,000 shares of our common stock, representing an approximate initial 49% ownership position in our Company at that time. On March 5, 2004, we amended our license, converting it from a non-exclusive to an exclusive license and obtaining the additional rights to manufacture, sublicense and franchise motorcycle engines and motorcycles utilizing the CSRV System, issuing an additional 5,924,000 shares of our common stock to the Coates family licensors as consideration for these additional license rights.


Coates International loaned us operating funds over the last two years of approximately $345,000 which, together with accrued interest of approximately $17,325 at December 31, 2004, represented an approximate debt of $362,200. Coates International has accepted 362,200 shares of our Series A Senior Convertible Preferred stock in full payment and satisfaction of this debt obligation. Similarly, an unrelated third party loaned us $100,000 in 2003 which, at December 31, 2004, represented total outstanding principal and accrued interest of $105,918. This creditor, as well, agreed to accept 105,918 shares of our Series A preferred stock in full payment and satisfaction of our debt obligation to him. See "Preferred Stock" and "Financial Statements" below.


We also entered into a revolving credit note with a related company, Coates Precision Engineering Ltd., in the amount of $10,000. Interest on the outstanding principal balance is accrued at the prime rate during the loan period on an annual basis. The note is due on demand. The outstanding principal balance on this note at June 25, 2004, was approximately $550 and has been paid.


Members of our Board of Directors have loaned the Company an aggregate of $175,000 during the first and second quarters of 2005. We issued corporate promissory notes to these directors, accruing interest at the rate of 5% per annum and all notes are due and payable during calendar year 2006.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table sets forth the beneficial ownership of our 12,166,624 common shares outstanding as of August 12, 2005, by:

               each person or group of affiliated persons, who we know owns more than 5% of our common stock, each of our directors, each of our executive officers, and all of our executive officers and directors as a group.

Except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in this table have sole voting and investment power with respect to all of the shares shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. Our shares underlying our Series A convertible preferred stock and our stock options that are convertible or exercisable within 60 days from August 12, 2005 are deemed outstanding for computing the amount and the percentage by the person or group holding such preferred stock, stock options and/or warrants but are not deemed outstanding for computing the percentage owned by any other person or group.

                                                                                           PERCENTAGE OF SHARES
                                                                    -----------------------------------------------
                                                                                               AFTER OFFERING,
                                                                                            ASSUMING ALL 2,000,000
                                                                                            UNITS ARE SOLD AND ALL
                                                                                              2,000,000 WARRANTS
                                            AMOUNT AND NATURE OF                          INCLUDED IN THE UNITS ARE
NAME AND ADDRESS(1) OF BENEFICIAL OWNER     BENEFICIAL OWNERSHIP      BEFORE OFFERING             EXERCISED
----------------------------------------    --------------------      ---------------     -------------------------
Coates International, Ltd.(2)                    3,630,440               29.84%                  19.98%

Coates Family Voting Trust (3)                   8,431,500               69.30%                  46.41%

Shirley Naidel                                       --               *                         *
Controller

Mark D. Goldsmith (4)                                 0                     -                        -
President, CEO
Director

Richard W. Evans (5)                               25,000                  .21%                    .01%

Director

Frank J. Adipietro,Jr.,MD                             0                      -                       -
Director

Walter S. Zahn                                        0                      -                       -
Director

                                                   25,000                  .21%                    .01%
Executive Officers and Directors as a
group (5 persons)

(1) All addresses are c/o Coates Motorcycle Company, Ltd., 2100 Highway #34 & Ridgewood Road, Wall Township, New Jersey 07719.

(2) Does not reflect the distribution of 1,500,000 of our shares owned by Coates International to its shareholders as a stock dividend, scheduled to occur at our initial closing and this total includes the 72,440 common shares into which the 362,200 shares of our Series A Convertible Preferred Stock that we issued to Coates International to pay a debt may be converted.

(3) On February 15, 2005, George J. Coates (3,007,500 shares), Gregory G. Coates (2,424,000 shares) and the Coates Trust (3,000,000 shares) transferred all of their shares into a blind voting trust. An unrelated trustee, Paul DiLorenzo, M.D., has voting control over our Company shares held in this trust. This total amount of shares does not include a 75,000 stock option grant awarded to this trust for technical support services rendered to the Company by George J. Coates since they are not exercisable within the next sixty days.

(4) Does not include 300,000 stock options issued to Mr. Goldsmith pursuant to the terms of his employment contract, the first portion of which are not exercisable until February, 2006.

(5) Includes 25,000 stock options granted to Dr. Evans, for services rendered to the Company, all of which are nonqualified stock option, exercisable during the five year period following grant at the exercise price of $5.00 per share.


DESCRIPTION OF SECURITIES


We are currently authorized by our Certificate of Incorporation to issue an aggregate 60,000,000 shares of capital stock including 50,000,000 shares of common stock, $.001 par value and 10,000,000 shares of "blank check" preferred stock, $.001 par value. At the date hereof, we have 12,073,000 shares of our common stock and 468,118 shares of our Series A Senior Convertible Preferred Stock outstanding .


OUR UNITS


Each of our units consists of two shares of common stock and one warrant to purchase one share of our common stock. The shares and the warrants included in the units will not trade separately until six months following the effective date of this prospectus, or the separation date. At the initial closing of our 750,000 minimum units, and at subsequent closings until our offering terminates, we will deliver only unit certificates to the investors. An investor can request physical delivery of the certificate and can immediately request that the unit certificate can be exchanged for stock and warrant certificates. If the investor does so before the separation date, the day our stock and warrants will begin trading separately, trades based on the stock and warrant certificates will not clear until trading in those securities commences.


COMMON STOCK

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our shareholders. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds. In the event of our dissolution or liquidation, the holders of our common stock are entitled to share ratably in all assets remaining after payment of all our liabilities and, if applicable, as well as all required prior payments with respect to any outstanding shares of our preferred stock. The holders of our common stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional unissued or treasury shares.

OUR WARRANTS

Each unit of our offering includes one warrant. The warrants we will issue in this offering as part of our units may be exercised at any time beginning on the separation date and ending 60 months thereafter. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $6.00 per share. This exercise price will be adjusted upon the occurrence of certain events, described below. A warrantholder will not be deemed a shareholder of our underlying common stock until the warrant is exercised.

Redemption of Warrants. We will have the right to redeem the warrants for the price of $.25 per warrant at any time beginning six months following the separation date on 30 days' written notice, provided that our common shares have closed on the stock exchange where they are trading at the price of no less than $10.00 per share for 20 consecutive trading days. We will send a written notice of redemption by first class mail to holders of the warrants at their last known addresses appearing on the registration records maintained by the transfer agent. In the event we call the warrants for redemption, the warrantholders will then have to decide whether to sell their warrants, exercise them or hold them for redemption. We will not be able to redeem any of the warrants unless the underlying common shares are covered by an effective registration statement, and this registration statement must be effective and in place for at least 30 calendar days after we mail our written notice of redemption to warrantholders. If the registration statement is effective when we mail our notice of redemption but ceases to be effective for the required 30 day notice period, the notice period will be automatically extended for that many days the registration statement ceases to be effective, unless waived in writing by the warrantholder.

Exercise of Warrants. Warrantholders may exercise their warrants only if the common shares underlying their warrants are covered by an effective registration statement and provided that the common shares issuable upon their exercise are qualified for sale under the securities laws of the state in which the warrantholder resides. To exercise a warrant, a warrantholder must deliver to our transfer agent the warrant certificate on or before the warrant expiration date or the redemption date, as the case may be, with the form on the reverse side of the warrant certificate fully executed and completed as instructed on the certificate, accompanied by payment of the full exercise price for the number of warrants being exercised. We will not issue any fractional shares of common stock upon exercise of the warrants.

Adjustments to the Warrant Exercise Price. The exercise price of the warrants will be adjusted if we declare any stock dividends to our stockholders or if we effect a stock split or share combination in connection with our common stock. If we effect a stock split or stock combination involving our common stock, the warrant exercise price in effect immediately prior to the stock split or combination will be proportionately reduced or increased, as the case may be. Any adjustment to the warrant exercise price will also result in an adjustment to the number of our common shares underlying a unit warrant or, if we elect, an adjustment of the number of warrants outstanding.

In order for investors to exercise our warrants, the shares of common stock underlying our warrants must be covered by an effective registration statement and, in addition, if the issuance of our common shares underlying the warrants is not exempt under applicable state securities laws, we will be required to utilize our best efforts to register such shares with applicable state securities commissions. We intend to have a registration statement current when the warrants are exercised and, to the extent that the underlying shares do not qualify for one or more exemptions under state securities laws, we intend to register the shares with the applicable state securities commissions. Investors should be aware, however, that we cannot provide absolute assurances that state exemptions will be available to us, that the state securities commissions will permit us to register the underlying common shares, or that we will have an effective registration statement in place at time warrantholders intend to exercise their warrants. These uncertainties surrounding registration of the shares underlying our warrants may have an adverse effect on the market demand for our warrants and the prices available in the public market that a warrantholder can obtain upon their resale.

PREFERRED STOCK


Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of Coates Motorcycle before any payment is made to the holders of shares of common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in the office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock.

The Board of Directors of the Company authorized the issuance of up to 1,000,000 shares of Preferred Stock designated as Series A Senior Convertible Preferred Stock of which 468,118 shares are issued and outstanding as of August 12, 2005 (the "Series A Stock").

Series A Stockholders do not have a right to cast a vote on shareholder matters. The holders of Series A Stock are entitled to receive semi-annual cumulative dividends before any dividends are declared and paid upon the Common Stock, calculated against their stated value price of $1.00 per share at the rate of 10% annually. In the event of a liquidation, dissolution or winding up of the affairs of the Company and after payment of its debts and liabilities, the holders are entitled to be paid out of the remaining assets a liquidation price of $1.00 per share of Series A Stock.

We have the right to redeem or buy back part or all of the Series A Stock anytime after their issuance by paying to the holders the liquidation price ($1.00 per share) and any accumulated but unpaid dividends. Holders of the Series A Stock can convert their shares into our Common stock at any time after their issuance into such number of common shares arrived at by dividing the aggregate of the stated value and any accrued but unpaid dividends by five (5).


ANTITAKEOVER EFFECTS

Provisions of Delaware law, our certificate of incorporation, our bylaws and contracts to which we are a party, could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage types of transactions that may involve an actual or threatened change of control of Coates Motorcycle. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of Coates Motorcycle.

Delaware anti-takeover statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to exceptions, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

o Prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

o Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

o On or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, with an "interested stockholder" being defined as a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an "interested stockholder," did own, 15% or more of the corporation's voting stock.

In addition, provisions of our certificate of incorporation and bylaws may have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of our company that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The following summarizes these provisions.

Authorized but unissued shares. Our authorized but unissued shares of common stock and preferred stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit. plans. The existence of our authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy context, tender officer, merger or other transaction.

Indemnification. Our bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors' and executive officers' liability insurance. In addition, our certificate of incorporation limits the personal liability of our board members for breaches by the directors of their fiduciary duties to the fullest extent permitted under Delaware law.

TRANSFER AGENT


The transfer agent and registrar for our units, warrants and common stock is American Stock Transfer and Trust Company and its address is 6201 15th Avenue, Brooklyn, New York 11219.


 THE AMERICAN STOCK EXCHANGE


We intend to apply to have our common stock and warrants approved for trading and quotation on the American Stock Exchange under the trading symbols ["___"] and [" "], respectively.

                        SHARES ELIGIBLE FOR FUTURE SALES


In addition to the 3,558,000 common shares we issued to Coates International for the sublicense it granted to us, an aggregate 8,431,500 shares are held by the Coates Family Voting Trust, all of which shares were previously issued to George
J. Coates, Gregory Coates and the Coates Trust in exchange for the license granted to us. We also issued 10,000 common shares to George J. Coates for his capital contribution of $100,000; these shares are part of the 8,431,500 shares tranferred to the Coates Family Voting Trust. In November, 2003, we issued 2,000 shares to two of our former directors and two other individuals for services rendered to us and, as required pursuant to Coates International's then effective anti-dilution right, a corresponding 8,000 shares to Coates International. We also issued 50,000 shares and 100,000 common stock purchase warrants to our consultant, Chapman, Spira & Carson, LLC, for services rendered to us. In 2005 we authorized the creation of Series A Convertible Preferred Stock to satisfy debts owed to our affiliates and the issued 468,118 of these shares to satisfy two principal debt obligations due Coates International and Paul DiLorenzo. These preferred shares are presently convertible into 93,624 shares of our common stock. Pursuant to the terms of his employment agreement, we issued a total of 300,000 stock options to our President, Mark D. Goldsmith. We also issued 75,000 stock options to the Coates Family Voting Trust for services rendered by George J.Coates and 25,000 stock options to Director Richard Evans for services rendered to us. Upon the successful consummation of our offering and sale of the maximum 2,000,000 units, and assuming further the exercise of all 2,000,000 warrants included in the units, the conversion of our Series A Convertible Preferred Stock and the exercise of the outstanding 25,000 stock options, we will have an aggregate 18,641,124 shares of our common stock outstanding. Assuming the successful consummation of our offering with only the sale of the minimum 750,000 units, and assuming further the exercise of the 750,000 warrants in the minimum units as well as the conversion of the preferred shares and exercise of the stock options described in the previous sentence, we will have an aggregate 14,891,124 common shares outstanding. Of these respective 18,641,124 and 14,891,124 shares outstanding after the offering, 7,500,000 and 3,750,000, respectively, will be freely tradable without restriction under the Securities Act. Our affiliates, comprised of our officers, directors and affiliates such as Coates International and the Coates Family Voting Trust, will own 10,608,124 of these common shares. All of these 10,608,124 common shares owned by our affiliates will be eligible for sale under Rule 144 described below one year after their issuance in regulated broker's transactions subject to, among other requirements, a sales volume limitation and provided that we are current in filing all of our reports with the Securities and Exchange Commission. As part of our agreement with our underwriter, all of our officers, directors and affiliated persons have agreed not to sell any of their Company shares during the 180 days subsequent to the final closing relating to the offering, which offering will terminate 90 days after the date this prospectus is declared effective, unless extended for an additional 90 days.


RULE 144

Under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of common stock for at least one year, including the holding period of any prior owner who is not an affiliate, would be entitled to sell a number of the shares within any three-month period equal to the greater of 1% of the then outstanding shares of the common stock or the average weekly reported volume of trading of the common stock on the any market during a four calendar week period.


Immediately after the offering, 1% of our outstanding shares of common stock, assuming the exercise of all 2,000,000 warrants included in our units, would equal approximately 186,411 shares. Under Rule 144, restricted shares are subject to manner of sale and notice requirements and requirements as to the availability of current public information concerning us.


RULE 144(K)

Under Rule 144(k), a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at lest two years, including the holding period of any prior owner who is not an affiliate, is entitled to sell such shares without regard to the volume or other limitations of Rule 144 just described.

RULE 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our directors, officers, employees, consultants or advisors who purchased shares from us before the date of this prospectus in connection with a compensatory stock plan or other written compensatory agreement plan or other written compensatory agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with restrictions, including the holding period, contained in Rule 144.

STOCK PLANS


On March 5, 2004, we adopted our 2004 Stock Incentive Plan, reserving 450,000 shares of our common stock for issuance to our employees, officers, directors, consultants and advisors. In 2005, we issued 325,000 stock options under our plan to our officers and directors and a non-plan, 75,000 stock option to the Coates Family Voting Trust for services rendered to us by George J. Coates. See "Related Party Transactions" above.

                              PLAN OF DISTRIBUTION


No public trading market currently exists for our units, common stock or warrants. We intend to apply to list our common stock and warrants for trading on the American Stock Exchange. Baird, Patrick and Co., Inc. of New York, New York, has agreed to act as the Underwriter of our offering on a "best efforts" basis. This means that the Underwriter has not committed to buy any of our units but shall use its best efforts to sell our units for us.


We have agreed to pay our underwriter a 10% sales commission on the units sold in the minimum offering, plus a 2% non-accountable expense allowance, and a 6% sales commission, plus a .96% non-accountable expense allowance on the units sold thereafter based upon the amount of the gross proceeds received from the sale of our units.

Our underwriter will utilize its best efforts to sell the minimum 750,000 units and deposit into escrow gross proceeds of $7,687,500 before our offering terminates. Each subscriber's check will be made payable to the escrow agent and the underwriter will deposit these proceeds, by noon of the next business day following receipt, into an escrow account at HSBC Bank USA, 452 Fifth Avenue, New York, New York. Our offering will terminate 90 days following the effectiveness of this prospectus, unless we extend it for an additional 90 days. If we have not sold the 750,000 minimum units in this offering and deposited into our escrow account investors' gross proceeds of $7,687,500 by our scheduled or extended offering termination date, all proceeds held in escrow shall be promptly returned to investors without interest. Once we have sold the minimum 750,000 units we will release all proceeds from escrow and have an initial closing. We will continue to hold further closings on units sold up to the 2,000,000 maximum units offered until our offering terminates.

Our units in this offering contain two common shares and one warrant. Each warrant entitles its holder to purchase one share of our common stock at the exercise price of $6.00 at any time after our common shares and warrants begin to trade separately during the five year period after the effective date of this prospectus. Our warrants will only be exercisable if we have an effective registration statement covering the common shares underlying our warrants. We cannot assure investors that we will have an effective registration statement in effect at the time they seek to exercise their warrants. Starting six months after this offering becomes effective we will be able to redeem our warrants at the price of $.25 each, by giving their holders at least 30 days' notice at any time after the closing price of our common stock for 20 consecutive trading days on the stock exchange where it is traded is no less then $10 per share.

THE STOCK DIVIDEND


We have agreed to register 1,500,000 shares of our common stock in this prospectus on behalf of Coates International. We are registering these shares so that they can be distributed by Coates International to its shareholders as a stock dividend. Pursuant to the terms of the stock dividend, holders of record will receive one share of our common stock for each 29.871 shares of Coates International owned by them. Accordingly, Coates International stockholders as of the closing of the minimum will receive one of our common shares for each
29.871 shares of Coates International common stock they own simultaneously with the consummation of this offering. No stock dividend will be issued on fractional shares. The 1,500,000 dividend shares, being registered in this prospectus, will be distributed to the Coates International stockholders on condition that they are registered under the Securities Act and we successfully sell the minimum 750,000 units in this offering. Upon the successful closing of the sale of the minimum 750,000 units, the certificates representing the 1,500,000 dividend shares, issued in the names of the eligible Coates International stockholders will bear a restrictive legend, designating these shares as non-transferable until one year after the effective date of this prospectus. Following the expiration of this no-transfer period, these shares will be eligible for resale since they will have been registered under the Securities Act in this prospectus. In the event that we are not successful in selling all 750,000 minimum units pursuant to the terms of our offering, the stock dividend will be automatically canceled. The Coates Family Voting Trust has waived its rights to participate in this stock dividend.


                                  LEGAL MATTERS


The validity of the units, warrants and common stock offered hereby will be passed upon for us by Joseph J. Tomasek, Esq., Somerville, New Jersey. Other legal matters in connection with this offering will be passed upon for the underwriters by Orrick, Herrington & Sutcliffe LLP, New York, New York.

                                     EXPERTS


Rosenberg Rich Baker Berman & Company, independent auditors, have audited our consolidated financial statements at December 31, 2004 and for the year ending December 31, 2003, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Rosenberg Rich Baker Berman & Company's report, given on their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION


We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, pursuant to the Securities Act of 1933, as amended covering the units offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. For more information about the units and us, you should read the registration statement and related exhibits, annexes and schedules. The statements contained in this prospectus as to the contents of any contract or other document identified as exhibits in this prospectus are not necessarily complete, and in each instance, reference is made to a copy of such contract or document filed as an exhibit to the registration statement, each statement being qualified in any and all respects by such reference. You may inspect and copy the registration statement and related exhibits, annexes and schedules at the Commission's Public Reference Room at 100 F Street, N.E., Room 1580, , Washington, D.C. 20549. Information about the operation of the Public Reference Room of the Commission may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants, like we will be after this offering, that file electronically with the Commission. The address of the website is: http://www.sec.gov.

                         Coates Motorcycle Company, Ltd.
                          (A Development Stage Company)

                              Financial Statements

                                 March 31, 2005

                         Coates Motorcycle Company, Ltd.
                          (A Development Stage Company)
                   Index to the Unaudited Financial Statements

                                                                       Page

Financial Statements

         Unaudited Balance Sheet.......................................  3

         Unaudited Statements of Operations............................  4

         Unaudited Statements of Cash Flows............................  5

         Unaudited Statement of Stockholders' Equity...................  6

Notes to the Financial Statements......................................7-12

                         Coates Motorcycle Company, Ltd.
                          (A Development Stage Company)
                                  Balance Sheet
                                 March 31, 2005
                                   (Unaudited)

                                                 Assets

Current Assets
   Cash                                                               $  55,243
                                                                      ---------
       Total Current Assets                                              55,243

Property and Equipment,  net of
   accumulated depreciation of $27,520                                   16,666

Deferred offering costs                                                 333,371
                                                                      ---------

       Total Assets                                                     405,280
                                                                      =========

                      Liabilities and Stockholders' Equity

Current Liabilities
    Accounts payable and accrued expenses                               239,239
   Notes payable - related party                                         75,000
                                                                      ---------
       Total Current Liabilities                                        314,239

Customer deposits                                                         4,500
                                                                      ---------

       Total Liabilities                                                318,739

Stockholders' Equity
 Common stock, $.001 par value, 50,000,000 shares authorized,
   12,050,000 shares issued and outstanding                              12,050
 Preferred series A, $.001 par value 10,000,000 shares authorized,
   468,118 shares issued and outstanding                                    468
 Additional paid-in capital                                             837,194
 Deficit accumulated during the development stage                      (763,171)
                                                                      ---------
       Total Stockholders' Equity                                        86,541
                                                                      ---------

       Total Liabilities and Stockholders' Equity                     $ 405,280
                                                                      =========

See notes to the financial statements and accountants' report.

                         Coates Motorcycle Company, Ltd.
                          (A Development Stage Company)
                            Statements of Operations
                                   (Unaudited)

                                                                                                       March 18, 2003
                                                                                    Three Months          (Date of
                                                                                    Ended March         Inception) to
                                                                                      31, 2005         March 31, 2005
                                                                                  -----------------    ----------------

Operating Expenses
   General and administrative costs                                             $           59,011   $         472,486
   Research and development costs                                                            7,420             233,465
   Depreciation expense                                                                      5,638              27,520
   Stock based compensation                                                                      -              33,000
                                                                                  -----------------    ----------------

     Total Operating Expenses                                                               72,069             766,471
                                                                                  -----------------    ----------------

 Loss from operations                                                                     (72,069)           (766,471)

Other income and expense
   Interest expense                                                                              -            (23,240)
   Interest income                                                                               1                 111
                                                                                  -----------------    ----------------

 Net Loss Before Benefit From Income Taxes                                                (72,068)           (789,600)

 Benefit from income taxes                                                                   (350)              26,429
                                                                                  -----------------    ----------------

Net Loss                                                                        $         (72,418)   $       (763,171)
                                                                                  =================    ================
                                                                                  =================    ================

Loss per share                                                                  $            (.01)   $          (0.09)
                                                                                  =================    ================
                                                                                  =================    ================

Weighted Average Number of Shares                                                       12,050,000           8,970,229
                                                                                  =================    ================

See notes to the financial statements and accountants' report.

                         Coates Motorcycle Company, Ltd.
                          (A Development Stage Company)
                            Statements of Cash Flows
                                   (Unaudited)

                                                                                     March 18, 2003
                                                                  Three Months          (Date of
                                                                     Ended            Inception) to
                                                                 March 31, 2005      March 31, 2005
                                                                -----------------    ----------------
Cash Flows from Operating Activities:
   Net loss                                                       $ (72,418)           $(763,171)
   Adjustments to reconcile cash used
      by operating activities
     Stock based compensation                                            --               33,000
     In kind contribution of majority shareholder                        --               12,000
     Depreciation                                                     5,638               27,520
  Changes in operating assets and liabilities
     Accounts payable and accrued expenses                           19,312              262,478
     Customer deposits                                                   --                4,500
                                                                  ---------            ---------
      Net Cash Used by Operating Activities                         (47,468)            (423,673)
                                                                  ---------            ---------

Cash Flows from Investing Activities:
    Purchases of property and equipment                                  --              (44,186)
                                                                                       ---------
                                                                  ---------            ---------
        Net Cash Used in Investing Activities                            --              (44,186)
                                                                  ---------            ---------
                                                                  ---------            ---------

Cash Flows from Financing Activities:
   Proceeds from related party loans                                 75,000               75,000
   Proceeds from related party loans (converted to equity)               --              344,877
   Proceeds from other loans (converted to equity)                       --              100,000
    Proceeds from officer's loans (forgiven)                             --              236,594
   Deferred offering costs paid                                          --             (333,369)
    Proceeds from issuance of common stock                               --              100,000
                                                                  ---------            ---------
         Net Cash Provided by Financing Activities                   75,000              523,102
                                                                  ---------            ---------

Net Increase in Cash and Equivalents                                 27,532               55,243

Cash and Equivalents at Beginning of Period                          27,711                   --
                                                                  ---------            ---------

Cash and Equivalents at End of Period                             $  55,243            $  55,243
                                                                  =========            =========

See notes to the financial statements and accountants' report.

                         Coates Motorcycle Company, Ltd.
                          (A Development Stage Company)
                        Statement of Stockholders' Equity
                                   (Unaudited)



                                                           Preferred Series A Stock           Common Stock
                                                           --------------------------   -------------------------
                                                             Shares         Amount        Shares        Amount
                                                           ------------   -----------   -----------   -----------
Balance as of March 18, 2003 (Date of Inception)                     -      $      -             -      $      -

Issuance of common shares                                                                   10,000            10
Shares issued to Coates International, Ltd.  In                                          2,550,000         2,550
   exchange for exclusive sub-license
Shares issued to George Coates, Gregory Coates and the                                   2,500,000         2,500
     Coates Trust in exchange for a non-exclusive
license
Shares issued for services                                                                  58,000            58
Shares issued pursuant to anti-dilution rights                                               8,000             8
In kind contribution of majority shareholder
Officers' forgiveness of loan
Net loss
                                                           ------------   -----------   -----------   -----------
Balance as of December 31, 2003                                      -             -     5,126,000         5,126
                                                           ------------   -----------   -----------   -----------

Shares issued to Coates International, Ltd. In
    exchange for amendment to exclusive sub-license                                      1,000,000         1,000
Shares issued to George Coates, Gregory Coates
    and the Coates Trust in exchange for amendment
    to the non-exclusive license                                                         5,924,000         5,924
Shares issued to convert outstanding debt
    into equity                                                468,118           468
Net loss                                                                                         -             -
                                                           ------------   -----------   -----------   -----------
Balance as of December 31, 2004                                468,118           468    12,050,000        12,050
                                                           ------------   -----------   -----------   -----------

Net loss                                                                                         -             -
                                                          ------------   -----------   -----------   -----------
Balance as of March 31, 2005                                   468,118      $    468    12,050,000      $ 12,050
                                                           ============   ===========   ===========   ===========

                                                                               Deficit
                                                                             Accumulated         Total
                                                              Additional     During the       Stockholders'
                                                               Paid-in-      Development         Equity
                                                               Capital          Stage         (Impairment)
                                                              -----------   --------------    -------------
Balance as of March 18, 2003 (Date of Inception)                $      -      $         -       $        -

Issuance of common shares                                         99,990                           100,000
Shares issued to Coates International, Ltd.  In                  (2,550)                                 -
   exchange for exclusive sub-license
Shares issued to George Coates, Gregory Coates and the           (2,500)                                 -
     Coates Trust in exchange for a non-exclusive
license
Shares issued for services                                        28,942                            29,000
Shares issued pursuant to anti-dilution rights                     3,992                             4,000
In kind contribution of majority shareholder                      12,000                            12,000
Officers' forgiveness of loan                                    236,594                           236,594
Net loss                                                                        (350,048)        (350,048)
                                                              -----------   --------------    -------------
Balance as of December 31, 2003                                  376,468        (350,048)           31,546
                                                              -----------   --------------    -------------

Shares issued to Coates International, Ltd. In
    exchange for amendment to exclusive sub-license              (1,000)                                 -
Shares issued to George Coates, Gregory Coates
    and the Coates Trust in exchange for amendment
    to the non-exclusive license                                 (5,924)                                 -
Shares issued to convert outstanding debt
    into equity                                                  467,650                           468,118
Net loss                                                               -        (340,705)        (340,705)
                                                              -----------   --------------    -------------
Balance as of December 31, 2004                                  837,194        (690,753)          158,959
                                                              -----------   --------------    -------------

Net loss                                                               -         (72,418)         (72,418)
                                                             -----------   --------------    -------------
Balance as of March 31, 2005                                    $837,194      $ (763,171)       $   86,541
                                                              ===========   ==============    =============

See notes to the financial statements and accountants' report.

                         Coates Motorcycle Company, Ltd.
                          (A Development Stage Company)
                        Notes to the Financial Statements

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization

     Coates Motorcycle Company, Ltd. (The Company) was incorporated in the State of Delaware on July 21, 1995 under the name of Coates Technologies, Inc. On March 18, 2003 (date of inception) the Company amended its articles of incorporation to increase its number of authorized common shares and change its name to Coates Motorcycle Company, Ltd. Prior to March 18, 2003, the Company had never issued any shares of its common stock and did not have any financial transactions.

     The Company, located in New Jersey, has completed the design phase of its initial line of "heavy cruiser" motorcycles and is now entering into the manufacturing and distribution phase.

Basis of Financial Statement Presentation
     The financial statements of the Company have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has never been profitable and has incurred losses from operations of $766,471 for the period from March 18, 2003 (date of inception) to March 31, 2005. The Company expects that losses from operations may continue through 2005 and the Company anticipates that it may require additional financing in 2005. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company's plans include the production of motorcycles for sale and the recognition of revenue for the first time and to sub-license its technology to other motorcycle manufacturers. The Company also plans on raising operating capital through an initial public offering.

Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments
     For cash, accounts payable and customer deposits, the carrying amount approximates fair value because of the short term maturity of these instruments.

     Fair value estimates are made at a specific point in time, based on relevant information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Net Loss Per Share
     Loss per share, in accordance with the provisions of Financial Accounting Standards Board No. 128, "Earnings Per Share", is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. The effect of assuming the exercise of the outstanding stock warrants would be anti-dilutive.

Research and Development Costs
     Research and development costs are charged to operations as incurred.

                         Coates Motorcycle Company, Ltd.
                          (A Development Stage Company)
                        Notes to the Financial Statements

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition
     The Company has not recognized any revenue from the sale of motorcycles. The Company has received advance payments for motorcycles that are shown as customer deposits in the liability section of the balance sheet. The Company's policy is to recognize revenue when the motorcycles are shipped and title passes to the buyer.

Property, Plant and Equipment
     Property, plant and equipment are stated at cost. Depreciation is computed using the straight line method over the estimated useful life of the assets. Leasehold improvements are expensed over the life of the lease and equipment from 5 to 7 years. Repairs and maintenance expenditures, which do not extend the useful lives of the related assets, are expensed as incurred.

     In the event that facts and circumstances indicate that long-lived assets may be impaired, an evaluation of recoverability would be performed and, accordingly, a determination of the write-down related to the specific assets made.

Securities Issued for Services
     The Company accounts for stock issued for services under the intrinsic value method. The Company has adopted Statement of Financial Accounting Standard (SFAS) No. 123, "Accounting for Stock-Based Compensation". The statement generally suggests, but does not require, stock-based compensation transactions to be accounted for based on the fair value of the services rendered or the fair value of the equity instruments issued, whichever is more reliably measurable.

Stock-Based Compensation
     In accordance with Statement of Financial Accounting Standards (SFAS) No. 148, "Accounting for Stock Based Compensation - Transition and Disclosure", the Company accounts for stock-based compensation to employees using the intrinsic value method as prescribed under Accounting Principles Board Opinion No.25, "Accounting for Stock Issued to Employees" and the related interpretations; and provides the disclosure only provisions of SFAS No. 148.

Income Taxes
     In accordance with the provisions of Financial Accounting Standards No. 109, "Accounting for Income Taxes", deferred taxes are recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company incurred net operating losses for financial reporting and tax reporting purposes. Accordingly, the benefit from income taxes has been offset by a valuation allowance against the related deferred tax asset.

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS

     Cash and cash equivalents for purposes of the cash flow statement is comprised of cash and short-term, highly liquid investments with maturities of three months or less.

     There were no cash payments made for interest expense. Payments for income taxes totaled $350 for the periods presented.

                         Coates Motorcycle Company, Ltd.
                          (A Development Stage Company)
                        Notes to the Financial Statements

CONCENTRATIONS OF CREDIT RISK

     The Company maintains cash balances in financial institutions which are insured by the Federal Deposit Insurance Corporation up to $100,000. Balances in these accounts may, at times, exceed the federally insured limits.

PROPERTY AND EQUIPMENT

     Property and equipment at cost, less accumulated depreciation and amortization, consists of the following:

Equipment                                             $  6,600
Leasehold improvements                                  37,586
                                                      --------
 Subtotal                                               44,186
Less accumulated depreciation and amortization         (27,520)
                                                      --------
                                                      --------
 Total                                                $ 16,666
                                                      ========

      Depreciation is computed using the straight line method of depreciation over the estimated useful lives of the assets. Leasehold improvements are depreciated over the remaining life of the lease. Depreciation expense of $5,638 and $27,520 was charged to operations for the three months ended March 31, 2005 and for the period since inception, respectively.

INCOME TAXES

      The Company's total deferred tax asset and valuation allowance are as follows at March 31, 2005:

Total deferred tax asset                              $ 305,268
Less valuation allowance                               (305,268)
                                                      ---------
Net deferred tax assets                               $      --
                                                      =========

      The difference between income tax benefits in the financial statements and the tax benefit computed at the applicable statutory rates of 40% at March 31, 2005 is as follows:

Tax benefit                                                 40%
Valuation allowance
                                                           (40)
                                                           ---
Effective tax rate
                                                            --%
                                                           ===

                    Coates Motorcycle Company, Ltd.
                     (A Development Stage Company)
                   Notes to the Financial Statements

INCOME TAXES (CONTINUED)

     As of March 31, 2005, the Company has available approximately $763,171 of net operating losses and carry forwards that may be used to reduce future federal taxable income and expire between December 31, 2021 and 2022.

     During 2004 the Company entered into an agreement under which it sold its unused New Jersey Net Operating Loss ("NOL") Carryover Research and Development Tax Credits ("R&D Credits") to corporate taxpayers in New Jersey. As a result, the Company realized a tax benefit of $26,779 from the sale of NOL Carryovers totaling $350,048 and no NJ NOLs are available at this time.

NOTES PAYABLE-RELATED PARTY

     On March 21, 2005 and March 24, 2005 the Company issued promissory notes to two of its Directors in exchange for cash of $50,000 and $25,000, respectively.

     These obligations are unsecured, bear interest at 5% per annum, and are due on December 1, 2005.

RELATED PARTIES

     The Company acquired an exclusive sublicense for North America, South America and Central America and their territories (collectively, the "Western Hemisphere") from Coates International, Ltd. to make, use and sell motorcycles utilizing the Coates technology. In exchange for this exclusive sublicense, the Company issued 2,550,000 shares of its common stock to Coates International, Ltd. which became by virtue of such issuance the parent corporation of the Company. In addition, the terms of this exclusive sublicense included an anti-dilution right, providing Coates International, Ltd. with the right to continue to own in excess of 50% of the Company at all times during the term of the sublicense.

     The Company also entered into a non-exclusive license agreement with the Coates Family Trust, George J. Coates and Gregory G. Coates to use and sell (not make or manufacture) motorcycles employing the Coates CSRV System in all countries of the world except in the Western Hemisphere. In exchange for this non-exclusive license the Company issued to George J. Coates, Gregory G. Coates and the Coates Family Trust an aggregate of 2,500,000 shares of its common stock.

      On March 5, 2004 the Sublicense Agreement with the Company's majority shareholder, Coates International, Ltd., was amended: (a) to remove the anti-dilution provision; (b) to expand the license rights granted to the Company, and; (c) in exchange for which, the Company issued to Coates International, Ltd., an additional 1,000,000 common shares. On the same date, the License Agreement with Coates Family Trust, George J. Coates, and Gregory G. Coates was also amended; (a) to convert it from a non-exclusive to an exclusive license, and; (b) in exchange for which, the Company issued an additional 5,924,000 shares to Coates Family Trust, George J. Coates, and Gregory G. Coates.

     Pursuant to the terms of Amendment No. 1 to the Sublicense Agreement, the Company is obligated to utilize its best efforts to register under the Securities Act for and on behalf of Coates International, Ltd., 1,500,000 shares of the Company's common stock beneficially owned by Coates International, Ltd. in order to facilitate the distribution of these shares by Coates International, Ltd. to its shareholders as a stock dividend. In the event that these 1,500,000 shares are not registered under the Securities Act, enabling their distribution, for whatever reason, the stock dividend will be automatically revoked and terminated.

                         Coates Motorcycle Company, Ltd.
                          (A Development Stage Company)
                        Notes to the Financial Statements

RELATED PARTIES (CONTINUED)

     The sublicense and license agreements shall expire upon the expiration of the last to expire patent ranging from 17 to 20 years hence. As no readily ascertainable price existed for either the licenses or the common stock of the Company, no value was assigned to the above transactions.

COMMITMENTS

     On February 17, 2004 the Company engaged an underwriter in connection with a "best efforts" public offering of a minimum of $7,687,500 and up to a maximum of $20,500,000 of equity securities of the Company.

     The Company securities to be offered are "units", comprised of two common shares and one warrant, priced at $10.25 per unit. The minimum of 750,000 units, or 1,500,000 common shares and 750,000 warrants, and the maximum is 2,000,000 units, or 4,000,000 common shares and 2,000,000 warrants. The warrants are exercisable at $6.00 anytime during the 5 year period following the effective date of the offering. The proceeds of the offering shall be held in escrow until all of the 750,000 minimum units, representing gross proceeds of $7,687,500 have been sold, at which time there will be an initial closing. If the minimum 750,000 units are not sold within the offering period, all unit sales proceeds will be returned to investors by the escrow agent, without interest.

     On February 15, 2005 the Company entered into a three year employment agreement with Mark Goldsmith to act as the Company's President, CEO and CFO. Under the terms of the agreement, Mr. Goldsmith shall receive a minimum annual base salary of $150,000. In addition, he received a restricted stock option to purchase 200,000 shares of the Company's common stock at an exercise price of $.01 per share, exercisable at the earlier date of the first anniversary of the Company's initial public offering or February 15, 2007 provided that he is still employed by the Company.

STOCK OPTIONS

      The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for options. As such, the disclosure only provisions of the Statement of Financial Accounting Standard (SFAS) No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" are used to report the following information.

      The fair value of the Company's stock-based compensation below was estimated using the Black-Scholes option pricing model which requires highly subjective assumptions including the expected stock price volatility. The fair value of the Company's stock options was estimated using the following assumptions: no expected dividends, risk free interest rate of 3.5% expected average life of approximately 7 years and an expected stock price volatility of 95% in 2005. The weighted average fair value of options granted was $4.99 during the quarter ending March 31, 2005.

                         Coates Motorcycle Company, Ltd.
                          (A Development Stage Company)
                        Notes to the Financial Statements

     STOCK OPTIONS (CONTINUED)

     Had compensation cost for the options been determined based on the fair value at the grant dates for those options, net income and net income per common share basic and diluted would have been as follows for the first quarter of 2005:
                                                     As Reported    ProForma
                                                     -----------    --------
        Net loss                                        (72,418)   (1,072,418)
        Net loss per share (basic and diluted):            (.01)         (.09)

     The following is a summary of the status of the Company's options for the first quarter of 2005:
                                                                       Average
                                                                      Exercise
                                                   Options              Price
                                                   -------            -------
        Outstanding at beginning of year                  --          $    --
        Issued                                       200,000              .01
        Cancelled                                         --               --
        Outstanding at end of year                   200,000              .01
                                                  ===========         =======

         The following table summarizes information about options outstanding at March 31, 2005:

        Number of outstanding and exercisable               200,000    Shares
        Average remaining contractual life                     7.00    Years
        Exercise price                                         0.01    per share

NEW ACCOUNTING STANDARDS

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R, "Share Based Payments", an amendment of FAS No. 123 "Accounting for Stock Based Compensation". FAS 123R eliminates the ability to account for share based payments using Accounting Principles Board Opinion No.25, "Accounting for Stock Issued to Employees", and instead requires companies to recognize compensation expense using a fair-value based method. The expense will be measured as the fair value of the award on its grant date and recorded over the applicable service period. The requirements of FAS 123R are effective for the Company beginning in 2006.

                         Coates Motorcycle Company, Ltd.
                          (A Development Stage Company)

                              Financial Statements
                                December 31, 2004

                         Coates Motorcycle Company, Ltd.
                          (A Development Stage Company)
                        Index to the Financial Statements

                                                              Page

Independent Auditors' Report                                    1

Financial Statements

        Balance Sheets                                          2

        Statements of Operations                                3

        Statements of Cash Flows                                4

        Statement of Stockholders' Equity                       5

Notes to the Financial Statements                             6-11

             Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Coates Motorcycle Company, Ltd.

We have audited the accompanying balance sheets of Coates Motorcycle Company, Ltd. as of December 31, 2004 and 2003, and the related statements of operations, cash flows and stockholders' equity for the year ended December 31, 2004 for the periods beginning March 18, 2003 (date of inception) through December 31, 2003 and December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibilities to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financials have been prepared assuming the Company will continue as a going concern. As more fully described in the notes to the financial statements, the Company has suffered losses from operations and has a working capital deficiency as of December 31, 2004. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in the notes. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coates Motorcycle Company, Ltd. as of December 31, 2004, and the results of their operations and cash flows for the years then ended and for the period beginning March 18, 2003 (date of inception) through December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

                                           Rosenberg Rich Baker Berman & Company

Bridgewater, New Jersey
May 27, 2005

                         Coates Motorcycle Company, Ltd.
                          (A Development Stage Company)
                                 Balance Sheets

                                                                                             Year Ended December 31,
                                                                                                2004              2003
                                                                                          ---------------   ----------
                                         Assets
Current Assets
         Cash                                                                             $       27,711    $       12,259
         Related party receivable                                                                -                 100,000
         Prepaid expense                                                                         -                  15,000
                                                                                          ---------------   --------------
                           Total Current Assets                                                   27,711           127,259

Property and Equipment, net of accumulated depreciation of
         $21,882 and $-0- for 2004 and 2003, respectively                                         22,304            38,186
Deferred Offering costs                                                                          333,369            47,481
                                                                                          ---------------   --------------

                           Total Assets                                                          383,384           212,926
                                                                                          ===============   ==============

                          Liabilities and Stockholders' Equity

Current Liabilities
         Accounts payable and accrued expenses                                                   219,925            62,280
         Lines of credit - related parties                                                       -                  14,600
         Loan payable - related party                                                            -                 100,000
                                                                                          ---------------   --------------
                           Total Current Liabilities                                             219,925           176,880

Customer deposits                                                                                  4,500             4,500
                                                                                          ---------------   --------------

                           Total Liabilities                                                     224,425           181,380
                                                                                          ---------------   --------------

Stockholders' Equity
         Common stock, $.001 par value, 50,000,000 shares authorized,
                  12,050,000 and 5,126,000 issued and outstanding, respectively                   12,050             5,126
         Preferred stock, Series A $.001 par value, 10,000,000 shares authorized,
                  468,118 and -0- shares issued and outstanding, respectively                        468           -
         Additional paid-in capital                                                              837,194           376,468
         Deficit accumulated during the development stage                                      (690,753)         (350,048)
                                                                                          ---------------   --------------

                           Total Stockholders' Equity                                            158,959            31,546
                                                                                          ---------------   --------------

                           Total Liabilities and Stockholders' Equity                     $      383,384    $      212,926
                                                                                          ===============   ==============

See notes to the financial statements.

                         Coates Motorcycle Company, Ltd.
                          (A Development Stage Company)
                            Statements of Operations

                                                                                             March 18,            March 18,
                                                                                           2003 (Date of        2003 (Date of
                                                                       Year Ended          Inception to         Inception to
                                                                      December 31,         December 31,         December 31,
                                                                          2004                 2003                 2004
                                                                    ----------------    ------------------   -----------------
Revenue                                                             $       -           $       -            $       -

Operating Expenses
         Research and development costs                                       76,754              149,291              226,045
         Stock based compensation                                             15,000               18,000               33,000
         General and administrative costs                                    230,613              182,862              413,475
         Depreciation                                                         21,882            -                       21,882
                                                                    ----------------    ------------------   -----------------

                  Total Operating Expenses                                   344,249              350,153              694,402
                                                                    ----------------    ------------------   -----------------

Loss from operations                                                       (344,249)            (350,153)            (694,402)

         Interest income                                                           5                  105                  110
         Interest expense                                                   (23,240)            -                     (23,240)
                                                                    ----------------    ---------            -----------------

Net Loss Before Benefit From Income Taxes                                  (367,484)            (350,048)            (717,532)

         Benefit from income taxes                                            26,779            -                       26,779
                                                                    ----------------    ------------------   -----------------

Net Loss                                                            $      (340,705)    $       (350,048)    $       (690,753)
                                                                    ================    ==================   =================

Loss per share                                                      $         (0.03)    $          (0.07)    $          (0.08)
                                                                    ================    ==================   =================

Weighted Average Number of Shares Outstanding                             10,835,929            5,071,943            8,520,885
                                                                    ================    ==================   =================

See notes to the financial statements.

                         Coates Motorcycle Company, Ltd.
                          (A Development Stage Company)
                            Statements of Cash Flows

                                                                                             March 18,            March 18,
                                                                                           2003 (Date of        2003 (Date of
                                                                       Year Ended          Inception to         Inception to
                                                                      December 31,         December 31,         December 31,
                                                                          2004                 2003                 2004
                                                                    ----------------    ------------------   -----------
Cash Flows from Operating Activities
         Net Loss                                                   $      (340,705)    $       (350,048)    $       (690,753)
                  Adjustments to Reconcile Net Loss to Net Cash
                           Used by Operating Activities
                  Stock based compensation                                    15,000               18,000               33,000
                  In kind contribution of majority shareholder              -                      12,000               12,000
                  Depreciation                                                21,882            -                       21,882
         Changes in Operating Assets and Liabilities
                  Accounts payable and accrued expenses                      180,886               62,280              243,166
                  Customer deposits                                         -                       4,500                4,500
                                                                    ----------------    ------------------   -----------------
Net Cash Used by Operating Activities                                      (122,937)            (253,268)            (376,205)

Cash Flows from Investing Activities
         Purchase of property and equipment                                  (6,000)             (38,186)             (44,186)
                                                                    ----------------    ------------------   -----------------
Net Cash Used in Investing Activities                                        (6,000)             (38,186)             (44,186)

Cash Flows from Financing Activities
         Proceeds from loans (converted to equity)                          -                     100,000              100,000
         Related party receivable                                            100,000            (100,000)            -
         Proceeds from line of credit (converted to equity)                  330,277               14,600              344,877
         Loans from officers (forgiven)                                     -                     236,594              236,594
         Deferred offering costs paid                                      (285,888)             (47,481)            (333,369)
         Proceeds from issuance of common stock                             -                     100,000              100,000
                                                                    ----------------    ------------------   -----------------
Net Cash Provided by Financing Activities                                    144,389              303,713              448,102

Net Increase in Cash and Equivalents                                          15,452               12,259               27,711

Cash and Equivalents at Beginning of Period                                   12,259            -                    -
                                                                    ----------------    ------------------   -----------------

Cash and Equivalents at End of Period                               $         27,711    $          12,259    $          27,711
                                                                    ================    ==================   =================

See notes to the financial statements.

                         Coates Motorcycle Company, Ltd.
                          (A Development Stage Company)
                   Statement of Stockholders' Equity (Deficit)




                                                                    Preferred Stock                    Common Stock
                                                          --------------------------------- ---------------------------------
                                                               Shares            Amount          Shares            Amount
                                                          ---------------   --------------- ---------------   ---------------
Balance as of March 18, 2003                                     -          $      -               -          $      -

         Issuance of Common Shares                               -                 -                10,000                10

Shares issued to Coates International in exchange
for an exclusive sub-license                                     -                 -             2,550,000             2,550
         Shares issued to George J. Coates, Gregory  Coates
         and the Coates Trust in exchange for a
          non-exclusive license                                  -                 -             2,500,000             2,500
         Shares issued for services                              -                 -                58,000                58
         Shares issued to Coates International
pursuant
              to
                  anti-dilution right                            -                 -                 8,000                 8
          In kind contribution of majority shareholder           -                 -               -                 -
         Officers' forgiveness of loan                           -                 -               -                 -
         Net Loss                                                -                 -               -                 -
                                                          ---------------   --------------- ---------------   ---------------

Balance December 31, 2003                                        -                 -             5,126,000             5,126
                                                          ===============   =============== ===============   ===============
                                            Shares
issued to Coates International for
amendment to exclusive sub-license                               -                 -             1,000,000             1,000

Shares issued to George Coates, Gregory Coates
and the Coates Trust for amendment to non-
exclusive license                                                -                 -             5,924,000             5,924
         Shares issued to convert outstanding debt and
                   interest into preferred stock                 468,118               468         -                 -
         Net Loss                                                -                 -               -                 -
                                                          ---------------   --------------- ---------------   ---------------

December 31, 2004                                                468,118    $          468      12,050,000    $       12,050
                                                          ===============   =============== ===============   ===============

                                                                                 Retained
                                                                                  Deficit
                                                                                Accumulated            Total
                                                              Additional        During the         Stockholders'
                                                                Paid-in         Development           Equity
                                                                Capital            Stage             (Deficit)
                                                           ---------------   ----------------    -------------
Balance as of March 18, 2003                               $      -          $      -            $      -

         Issuance of Common Shares                                 99,990           -                   100,000

Shares issued to Coates International in exchange
for an exclusive sub-license                                      (2,550)           -                   -
         Shares issued to George J. Coates, Gregory  Coate
         and the Coates Trust in exchange for a
          non-exclusive license                                   (2,500)           -                   -
         Shares issued for services                                28,942           -                    29,000
         Shares issued to Coates International
pursuant
              to
                  anti-dilution right                               3,992           -                     4,000
          In kind contribution of majority shareholder             12,000           -                    12,000
         Officers' forgiveness of loan                            236,594           -                   236,594
         Net Loss                                                 -               (350,048)           (350,048)
                                                           ---------------   ---------------     --------------

Balance December 31, 2003                                         376,468         (350,048)              31,546
                                                           ===============   ===============     ==============
                                            Shares
issued to Coates International for
amendment to exclusive sub-license                                (1,000)           -                   -

Shares issued to George Coates, Gregory Coates
and the Coates Trust for amendment to non-
exclusive license                                                 (5,924)           -                   -
         Shares issued to convert outstanding debt and
                   interest into preferred stock                  467,650           -                   468,118
         Net Loss                                                 -               (340,705)           (340,705)
                                                           ---------------   ---------------     --------------

December 31, 2004                                          $      837,194    $    (690,753)      $      158,959
                                                           ===============   ===============     ==============

                         Coates Motorcycle Company, Ltd.
                          (A Development Stage Company)
                        Notes to the Financial Statements

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     Nature of Organization
         Coates Motorcycle Company, Ltd. (The Company) was incorporated in the State of Delaware on July 21, 1995 under the name of Coates Technologies, Inc. On March 18, 2003 (date of inception) the Company amended its articles of incorporation to increase its number of authorized common shares and change its name to Coates Motorcycle Company, Ltd. Prior to March 18, 2003, the Company had never issued any shares of its common stock and did not have any financial transactions.


         The Company, located in New Jersey, has completed the design phase of its initial line of "heavy cruiser" motorcycles and is now entering into the manufacturing and distribution phase.

     Basis of Financial Statement Presentation
         The financial statements of the Company have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has never been profitable and has incurred losses from operations of $340,705 and $350,048 for the years ended December 31, 2004 and 2003, respectively. The Company expects that losses from operations may continue through 2005 and the Company anticipates that it may require additional financing in 2005. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company's plans include the production of motorcycles for sale and the recognition of revenue for the first time and to sublicense its technology to other motorcycle manufacturers.
         The Company also plans on raising operating capital through an initial public offering.

     Use of Estimates
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments
         For cash, related party receivable, accounts payable, notes payable, lines of credit, and customer deposits, the carrying amount approximates fair value because of the short term maturity of these instruments.

         Fair value estimates are made at a specific point in time, based on relevant information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Net Loss Per Share
         Loss per share, in accordance with the provisions of Financial Accounting Standards Board No. 128, "Earnings Per Share", is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. There were no common stock equivalents outstanding during the period.

     Research and Development Costs
         Research and development costs are charged to operations as incurred.

                         Coates Motorcycle Company, Ltd.
                          (A Development Stage Company)
                        Notes to the Financial Statements

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     Revenue Recognition
         The Company has not recognized any revenue from the sale of motorcycles. The Company has received advance payments for motorcycles that are shown as customer deposits in the liability section of the balance sheets. The Company's policy is to recognize revenue when the products are shipped and title passes to the buyer.

     Property, Plant and Equipment
         Property, plant and equipment are stated at cost. Depreciation is computed using the straight line method over the estimated useful life of the assets. Leasehold improvements are expensed over the life of the lease and equipment from 5 to 7 years. Repairs and maintenance expenditures, which do not extend the useful lives of the related assets, are expensed as incurred.

         In the event that facts and circumstances indicate that long-lived assets may be impaired, an evaluation of recoverability would be performed and, accordingly, a determination of the write-down related to the specific assets made.

     Securities Issued for Services
         The Company accounts for stock issued for services under the intrinsic value method. For stock issued for services, the fair market value of the services rendered is used. The Company has adopted Statement of Financial Accounting Standard (SFAS) No. 123, "Accounting for Stock-Based Compensation." The statement generally suggests, but does not require, stock-based compensation transactions to be accounted for based on the fair value of the services rendered or the fair value of the equity instruments issued, whichever is more reliably measurable. There is no readily ascertainable value for the equity instruments issued in exchange for services. Securities issued for services consisted of 8,000 common shares issued to two directors and two employees of the Company and 50,000 common shares (along with certain warrants to purchase 100,000 common shares at a price of $6 per common share) to a consultant of the Company.

         In addition, 8,000 shares were issued to the Company's then parent, pursuant to its anti-dilution rights contained in the Sublicense Agreement dated April 30, 2003.

         All such common shares issued have been valued at $.50 per share, which represents the fair market value of services provided and to be provided pursuant to the consultant's agreement with the Company.

     Income Taxes
         In accordance with the provisions of Financial Accounting Standards No. 109, "Accounting for Income Taxes", deferred taxes are recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company incurred net operating losses for financial reporting and tax reporting purposes. Accordingly, the benefit from income taxes has been offset by a valuation allowance against the related deferred tax asset.

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS

     Cash and cash equivalents for purposes of the cash flow statement is comprised of cash and short-term, highly liquid investments with maturities of three months or less.

     There were no cash payments made for interest expense or income taxes.

                         Coates Motorcycle Company, Ltd.
                          (A Development Stage Company)
                        Notes to the Financial Statements

CONCENTRATIONS OF CREDIT RISK

     The Company maintains cash balances in financial institutions which are insured by the Federal Deposit Insurance Corporation up to $100,000. Balances in these accounts may, at times, exceed the federally insured limits.

PROPERTY AND EQUIPMENT

     Property and equipment at cost, less accumulated depreciation and amortization, consists of the following:

                                             2004             2003
                                           --------         --------
      Equipment                            $  6,600         $    600
      Leasehold improvements                 37,586           37,586
                                           --------         --------
               Subtotal                      44,186           38,186
      Less accumulated                      (21,882)              --
                                           --------         --------
      depreciation and amortization
      Total                                $ 22,304         $ 38,186
                                           ========         ========

     Depreciation expense charged to operations was $21,882, $-0-, and $21,882 for the year ended December 31, 2004 and for the periods March 18, 2003 (date of inception) to December 31, 2003 and 2004, respectively.

INCOME TAXES

     The Company's total deferred tax asset and valuation allowance are as follows:

                                               2004               2003
                                             ---------          ---------
      Total deferred tax asset               $ 262,486          $ 133,647
      Less valuation allowance                (262,486)          (133,647)
                                             ---------          ---------
      Net deferred tax assets                $      --          $      --
                                             =========          =========

     The difference between income tax benefits in the financial statements and the tax benefit computed at the applicable statutory rates of 40% are as follows:

                                2004         2003
                                 ---          ---
      Tax benefit                 40%          40%
      Valuation allowance        (40)         (40)
                                 ---          ---
      Effective tax rate           -%           -%
                                 ===          ===

     At December 31, 2004, the Company has available approximately $690,753 of net operating losses and carryforward that may be used to reduce future federal taxable income and expire between December 31, 2021 and 2022.

     In 1998, the State of New Jersey enacted legislation allowing emerging technology and/or biotechnology companies to sell their unused New Jersey Net Operating Loss ("NOL") Carryover Research and Development Tax Credits ("R&D Credits") to corporate taxpayers in New Jersey. During 2004 the Company entered into an agreement under which it retained a third party broker to identify a buyer for its NOL Carryover. As a result, the Company realized a current tax benefit of $26,779 from the sale of NOL Carryovers totaling $350,048.

                         Coates Motorcycle Company, Ltd.
                          (A Development Stage Company)
                        Notes to the Financial Statements

LOAN PAYABLE - RELATED PARTY

     A loan payable of $100,000 from a director of the Company bearing interest at 5% was due October 24, 2004. The outstanding balance of $105,918, consisting of the principal balance of the loan and accrued interest was converted into 105,918 shares of preferred series A stock.

SHARES SUBJECT TO MANDATORY REDEMPTION - RELATED PARTY

     George J. Coates, the Company's CEO, contributed $100,000 in exchange for 10,000 shares of the Company's common stock. The Company has agreed to redeem these shares for $100,000 when the funds are available. During the year ended December 31, 2004 this redeemable feature was removed.

OFFICER LOAN

     During the period ended December 31, 2003, an officer of the Company loaned an aggregate of $236,594 to the Company. As of December 31, 2003 the officer forgave his loans to the Company. In accordance with APB 26, Early "Extinguishment of Debt", this transaction was recorded as an increase to additional paid in capital.

OTHER RELATED PARTY TRANSACTIONS

     The Company acquired an exclusive sublicense for North America, South America and Central America and their territories (collectively, the "Western Hemisphere") from Coates International, Ltd. to make, use and sell motorcycles utilizing the Coates technology. In exchange for this exclusive sublicense, the Company issued 2,550,000 shares of its common stock to Coates International, Ltd. which became by virtue of such issuance the parent corporation of the Company. In addition, the terms of this exclusive sublicense included an anti-dilution right, providing Coates International, Ltd. with the right to continue to own in excess of 50% of the Company at all times during the term of the sublicense.


     The Company also entered into a non-exclusive license agreement with the Coates Family Trust, George J. Coates and Gregory G. Coates to use and sell (not make or manufacture) motorcycles employing the Coates CSRV System in all countries of the world except in the Western Hemisphere. In exchange for this non-exclusive license the Company issued to George J. Coates, Gregory G. Coates and the Coates Family Trust an aggregate of 2,500,000 shares of its common stock.


     On March 5, 2004 the Sublicense Agreement with the Company's majority shareholder, Coates International, Ltd., was amended: (a) to remove the anti-dilution provision; (b) to expand the license rights granted to the Company, and; (c) in exchange for which, the Company issued to Coates International, Ltd., an additional 1,000,000 common shares. On the same date, the License Agreement with Coates Family Trust, George J. Coates, and Gregory G. Coates was also amended; (a) to convert it from a non-exclusive to an exclusive license, and; (b) in exchange for which, the Company issued an additional 5,924,000 shares to Coates Family Trust, George J. Coates, and Gregory G. Coates.

                         Coates Motorcycle Company, Ltd.
                          (A Development Stage Company)
                        Notes to the Financial Statements

OTHER RELATED PARTY TRANSACTIONS (continued)

     Pursuant to the terms of Amendment No. 1 to the Sublicense Agreement, the Company is obligated to utilize its best efforts to register under the Securities Act for and on behalf of Coates International, Ltd., 1,500,000 shares of the Company's common stock beneficially owned by Coates International, Ltd. in order to facilitate the distribution of these shares by Coates International, Ltd. to its shareholders as a stock dividend. In the event that these 1,500,000 shares are not registered under the Securities Act, enabling their distribution, for whatever reason, the stock dividend will be automatically revoked and terminated.

     The sublicense and license agreements shall expire upon the expiration of the last to expire patent ranging from 17 to 20 years hence. As no readily ascertainable price existed for either the licenses or the common stock of the Company, no value was assigned to the above transactions.

     Related party receivable represents non-interest bearing advances due on demand from its majority shareholder Coates International, Ltd.

     The Company utilizes a portion of the premises owned by its majority shareholder, Coates International, Ltd., in Wall Township, New Jersey. The fair rental value is estimated to be $12,000.

     The Company has a revolving credit note with its majority shareholder company, Coates International, Ltd. Interest on the outstanding principal balance is accrued at 5% during the loan period. The note is due on demand. As of December 31, 2004, the outstanding principal balance on this note plus accrued interest totalled $362,200. This amount was converted into 362,200 shares of preferred Series A stock.

COMMITMENTS

     On February 6, 2004 the Company entered into an operating lease for certain office and manufacturing space. The lease is for a total of twenty months commencing February 1, 2004, consisting of a twelve month initial term followed by two four month options exercisable at the Company's discretion. The lease may be terminated at any time, without penalty, on 60 days written notice. Annual rent under the lease is $101,325.

     On February 17, 2004 the Company engaged an underwriter in connection with a "best efforts" public offering of a minimum of $7,687,500 and up to a maximum of $20,500,000 of equity securities of the Company.

     The Company securities to be offered are "units", comprised of two common shares and one warrant, priced at $10.25 per unit. The minimum of 750,000 units, or 1,500,000 common shares and 750,000 warrants, and the maximum is 2,000,000 units, or 4,000,000 common shares and 2,000,000 warrants. The warrants are exercisable at $6.00 anytime during the 5 year period following the effective date of the offering. The proceeds of the offering shall be held in escrow until all of the 750,000 minimum units, representing gross proceeds of $7,687,500 have been sold, at which time there will be an initial closing. If the minimum 750,000 units are not sold within the offering period, all unit sales proceeds will be returned to investors by the escrow agent, without interest.

                         Coates Motorcycle Company, Ltd.
                          (A Development Stage Company)
                        Notes to the Financial Statements

SUBSEQUENT EVENTS

     On February 15, 2005 George Coates and Gregory Coates resigned as officers and directors of the company and placed all of their common stock into the Coates Family Trust so that, among other reasons, they could devote all of their time and work efforts to the business being conducted by Coates International. At the same time, the Company entered into a three year employment agreement with an individual who will act as President, CEO and CFO of the Company.
     .

                750,000 Units - Minimum 2,000,000 Units - Maximum

                         COATES MOTORCYCLE COMPANY, LTD.

             EACH UNIT CONSISTING OF TWO SHARES OF COMMON STOCK AND ONE REDEEMABLE WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK

                             PRELIMINARY PROSPECTUS

BAIRD, PATRICK & CO., INC.                    US EURO SECURITIES, INC.
                                              Manager of European Distribution

                                                          , 2005

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE REPRESENTATIVE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

UNTIL_______________ , 2005 ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant's Restated Certificate of Incorporation (Article TENTH) contains provisions limiting the liability of its Directors and requiring the Registrant to indemnify all persons whom it has the power to indemnify, to the maximum extent permitted under the General Corporation Law of the State of Delaware (the "GCL"). In accordance with the GCL, Article TENTH also limits the personal liability of a director to the corporation or its shareholders for monetary damages for breaches of fiduciary duty as a director except for (a) breaches of the director's duty of loyalty, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) effecting of certain unlawful payments related to the corporation's capital stock, and (d) transactions from which the director derived an improper benefit. The provisions of the GCL will not impair the Registrant's ability to seek injunctive relief for breaches of fiduciary duty. Such relief, however, may not always be available as a practical matter.

The GCL also contains provisions giving a corporation broad powers to indemnify officers, directors, employees and agents against liability and for their expenses in defending against threatened liability if the individual acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors and officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets for all expenses in connection with the issuance and distribution of the common shares being registered. All of these amounts set forth below are estimates except for the registration fee:

Registration Fee to the Securities and Exchange Commission         $    4,810.00
Printing Costs                                                         30,000.00
Legal Fees and Disbursements                                          300,000.00
Accounting Fees                                                        10,000.00
Application to Stock Exchange, & costs                                 12,500.00
Blue Sky Fees and Expenses                                             20,000.00
Miscellaneous                                                          50,000.00
--------------------------------------------------------------------------------
TOTAL                                                                $427,310.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

In May, 2003, we commenced a private offering of our common shares to fund our business plan, offering up to 2,000,000 shares at the offering price of $10 per share, on a best efforts, minimum 500,000 shares/maximum 2,000,000 shares basis. We would have obtained investment funds from this private offering only if we successfully sold the minimum 500,000 shares and received gross proceeds in the minimum amount of $5,000,000. Because our motorcycle engine passed initial tailpipe emission tests applicable in 49 states and because we started receiving orders for our motorcycle, we decided to abandon our private offering and register our shares in this initial public offering. Based upon this decision, we terminated all of our private offering activities and efforts on July 31, 2003, and did not accept any offers to buy our shares. As a result, this prospectus and the information it contains supercedes all of the selling material used in our private offering.

We have sold 10,000 common shares to our Chief Executive Officer, George J. Coates, for $100,000. These securities were placed with Mr. Coates pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) and Regulation D, promulgated thereunder.

2,000 shares of our stock were issued to each of Messrs. McLean and England for services rendered as Members of our Board of Directors, 2,000 shares of our stock were issued to Mr. Fager for services rendered in connection with product design and development prior to serving on our Board of Directors and 2,000 shares of our stock were issued to Mr. Paul Cassagrande for contracting services.

50,000 shares of our stock and 100,000 warrants to purchase common shares at an exercise price of $6.00 per share, were issued to Chapman, Spira & Carson, LLC, pursuant to the Consulting Agreement entered into with the Company at October 29, 2003. The warrants are exercisable anytime during the two year period, commencing on October 29, 2003. The shares and warrants were issued for services rendered pursuant to the exemptions from the registration requirements of the Securities Act provided by Section 4(2) and Regulation D promulgated thereunder.

Three members of our Board of Directors loaned us an aggregate $175,000 during the first and second quarters of 2005. Dr. Frank Adipietro loaned us funds in the amounts of $50,000 in March, 2005, and $25,000 in June, 2005; Dr. Richard Evans loaned us funds in the amounts of $25,000 in March, 2005, and $25,000 in June, 2005, and; Walter Zahn loaned us funds in the amounts of $25,000 in April, 2005, and $25,000 in June, 2005. We issued six corporate promissory notes for these loans to our Board members, all of which accrue interest on the outstanding principal balances of 5%, per annum, and all are due and payable during calendar year 2006. We executed and delivered these six corporate promissory notes to our directors in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 3(a)(3) since all of the notes arose out of current transactions and all of which have maturity dates at the time of issuance of less than nine months.

We created a special series of preferred stock, the Series A Senior Convertible Preferred Stock, in June, 2005 for the purposes of issuing and delivering this equity security to two of our affiliates as full payment for their outstanding loans to us. In accordance with the terms of certain Debt Conversion Agreements, dated June 14, 2005 and effective as of December 31, 2004, we issued 362,200 of these preferred shares to Coates International and 105,918 of these preferred shares to Paul DiLorenzo, respectively, in full payment of their loans in the amounts of $362,200 and $105,918, respectively. We relied upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof to issue these preferred shares to our two affiliates.

EXHIBITS.

 *1.1          Underwriting Agreement
 *3.1(i)       Certificate of Incorporation
 *3.1(ii)      Restated Certificate of Incorporation
  3.1(iii)     Certificate of Designations for the Company's Series A Senior
               Convertible Preferred Shares
 *3.2          Bylaws
 *4.1(i)       Form of Certificate for Company's Common Stock
  4.1(ii)      Form of Certificate for Company's Series A Senior
               Convertible Preferred Shares
 *4.2          Form of Unit Certificate
 *4.3          Warrant Agreement between the Company and American Stock
                 Transfer & Trust Company
 *4.5          2004 Stock Incentive Plan
 *5.1          Opinion of Joseph J. Tomasek, Esq. as to the Legality of
                  the Units, Shares and Warrants being registered.
*10.1          Sublicense Agreement by and between Coates Motorcycle Company,
                  Ltd. and Coates International, Ltd., dated April 30, 2003.
*10.2          License Agreement by and between Coates Motorcycle Company, Ltd.
                  and George J. Coates, Gregory G. Coates and the Coates
                  Trust, dated April 30, 2003.
*10.3          Copy of Revolving Credit Note, Dated January 16, 2004, by and
                  between Coates Motorcycle Company,
                  Ltd., as Borrower, and George J. Coates, as Lender
*10.4          Amendment No. 1 to Sublicense Agreement between Coates
                   International, Ltd. and Coates  Motorcycle
                   Company, Ltd., dated February 15, 2004.
*10.5          Amendment No. 1 to License Agreement between George J. Coates,
                   Gregory Coates and the Coates Trust and Coates Motorcycle Company, Ltd., dated February 15, 2004.
*10.6           Consulting Agreement by and between Chapman Spira & Carson
                   LLC, dated October 29, 2003
*10.7           Forgiveness of loans made to Coates Motorcycle Company, Ltd.
                   in the amount of  $236,594  by George Coates on March 4,
                   2004
*10.8             Form of Escrow Agreement with HSBC Bank USA
*10.9             Copy of Promissory Note, dated October 23, 2003, by and
                  between Coates Motorcycle Company, Ltd., as Borrower, and
                  Paul M. Di Lorenzo, M.D., as Lender.

*10.10 Amendment No. 2 to Sublicense Agreement between Coates International, Ltd. and Coates Motorcycle Company, Ltd., dated June 22, 2004
 10.11 Amendment No. 3 to Sublicense Agreement between Coates International, Ltd. and Coates Motorcycle Company, Ltd., dated June 14, 2005
 10.12 Copy of Restated Employment Agreement between Coates Motorcycle Company, Ltd. and Mark D. Goldsmith, dated
                  June 2, 2005
 10.13 Debt Conversion Agreement by and between Coates Motorcycle Company, Ltd. and Coates International, Ltd., dated June 1, 2005
 10.14 Debt Conversion Agreement by and between Coates Motorcycle Company, Ltd. and Paul DiLorenzo, M.D., dated June 1, 2005
 10.15            Form of Company Short-Term Promissory Note for Directors
 23.1 Consent of Company's Independent Auditors, Rosenberg Rich Baker Berman & Company

* Previously filed.

ITEM 28. UNDERTAKINGS.

A. The Registrant hereby undertakes:

1. to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

i. include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Act");

ii. reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the commission pursuant to rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "calculation of registration fee" table in the effective registration statement;

iii. include any additional or changed material information on the plan of distribution;

2. for determining any liability under the Act , treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities;

3.for determining any liability under the Securities Act of 1933, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424 (b) (1) or (4) or 497 (h) under the Securities Act of 1933 as part of this registration statement as of the time the Commission declared it effective;

4. for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities;

5. file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering;

6. provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser;

7. Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised by the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


In accordance with the requirements of the Act , the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 10 to its registration statement on Form SB-2 to be signed on its behalf by the undersigned, in the Township of Farmingdale, State of New Jersey on August 16, 2005.


                        COATES MOTORCYCLE COMPANY, LTD.

                        /s/ Mark D. Goldsmith
                        -----------------------------------------
                        Mark D. Goldsmith President,Chief Executive Officer, Interim Chief Financial Officer and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark D. Goldsmith, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any further amendments to this Amendment No. 10 to Registration Statement on Form SB-2, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            SIGNATURE                         TITLE                          DATE
            ---------                         -----                          ----
 /s/Mark D. Goldsmith
------------------------------
Mark D. Goldsmith                  President, Chief Executive Officer,
                                   Interim Chief Financial Officer and
                                   Director                                 August 16, 2005

/s/ Richard W. Evans
------------------------------
Richard W. Evans                    Director                                August 16, 2005

/s/ Frank Joseph Adipietro, Jr.
------------------------------
Frank Joseph Adipietro, Jr.         Director                                August 16, 2005

/s/ Walter S.Zahn
------------------------------
Walter S. Zahn                      Director                                August 16, 2005